UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

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The Andersons, Inc.
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THE ANDERSONS, INC.
1947 Briarfield Boulevard
Maumee, Ohio 43537
March 9, 2023
Dear Shareholder:
You are cordially invited to attend the Annual Meeting of Shareholders to be held on Friday, May 5, 2023 at 8:00 A.M. Eastern Time. The Annual Meeting will be held in a virtual meeting format only, via live webcast. You will not be able to attend the Annual Meeting physically in person. To participate in the Annual Meeting at www.virtualshareholdermeeting.com/ANDE2023, you must enter the 16-digit control number found on your proxy card or your voting instruction form.
This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the meeting agenda, and how to vote your proxy and procedures for the meeting. It also describes how the Board of Directors operates and gives you information about our director candidates. A form of proxy card and our 2022 annual report to shareholders are also included with this booklet.
It is important that your shares are represented and voted at the Annual Meeting, regardless of the size of your holdings. I urge you to vote your proxy as soon as possible so that your shares may be represented at the meeting. If you attend the Annual Meeting, you may revoke your proxy by voting your shares electronically at the annual meeting, if you wish.

Sincerely,
/s/ Michael J. Anderson, Sr.
Michael J. Anderson, Sr.
Chairman

THE ANDERSONS, INC.
1947 Briarfield Boulevard
Maumee, Ohio 43537
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting will be held in a virtual meeting format only, via live webcast. You will not be able to attend the Annual Meeting physically in person. To participate in the Annual Meeting at www.virtualshareholdermeeting.com/ANDE2023, you must enter the 16-digit control number found on your proxy card or your voting instruction form.

Date:    May 5, 2023

Time:    8:00 A.M., Eastern Time

Place:    Online at www.virtualshareholdermeeting.com/ANDE2023

When can I join the virtual Annual Meeting? You may begin to log into the meeting platform beginning at 7:45 A.M. Eastern Time on May 5, 2023. The meeting will begin promptly at 8:00 A.M. Eastern Time on May 5, 2023.

How can I ask questions and vote? Shareholders may vote and submit questions virtually during the meeting (subject to time restrictions). To participate in the meeting virtually, visit www.virtualshareholdermeeting.com/ANDE2023. When recognized by the Chair, shareholders should identify themselves by name, company or affiliation. Shareholders will have two minutes to ask general questions or comment. Questions or comments not related to the proposal under discussion, or that are about personal concerns not shared by shareholders generally, or that use blatantly offensive language may be ruled out of order.

What if I lost my 16-digit control number? You will be able to login as a guest. To view the meeting webcast, visit www.virtualshareholdermeeting.com/ANDE2023 and register as a guest. If you login as a guest, you will not be able to vote your shares or ask questions at the meeting.

What if I experience technical difficulties? If shareholders encounter any difficulties accessing the Annual Meeting webcast during the check-in or meeting time, there will be a technical support number posted on the virtual meeting login page for assistance. Technical support will be available beginning at 7:45 A.M. Eastern Time on May 5, 2023 through the conclusion of the Annual Meeting.

The virtual meeting platform is fully supported across all browsers (Internet Explorer, Edge, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Shareholders should ensure they have a strong internet connection if they intend to attend and/or participate in the Annual Meeting. Shareholders should allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the Annual Meeting.

If there are questions pertinent to meeting matters that cannot be answered during the Annual Meeting due to time constraints, management will post answers to a representative set of questions within the Investor Relations section of our website. The questions will remain available until the Company's 2024 proxy statement is filed.

Matters to be voted upon:

1	The election of ten directors identified as nominees herein to hold office for a one-year term.
2	The approval of the 2004 Employee Share Purchase Plan, Restated and Amended January 2023
3	Advisory approval of executive compensation.
4	Advisory vote on frequency of advisory approval of executive compensation.
5	The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023.
6	Any other matters that may properly come before the Annual Meeting and any adjournments or postponements thereof.

By order of the Board of Directors

Maumee, Ohio	/s/ Christine M. Castellano
March 9, 2023	Christine M. Castellano
Secretary
Your vote is important. Whether or not you plan to attend the Annual Meeting electronically and regardless of the number of shares you own, please vote your shares by proxy, either by mailing the enclosed proxy card or, by telephone or via the Internet. If you attend the Annual Meeting, you may revoke your proxy by voting your shares electronically at the Annual Meeting, if you wish.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 5, 2023
The Proxy Statement and Annual Report to Shareholders with Form 10-K is available at www.proxyvote.com.

THE ANDERSONS, INC.
1947 Briarfield Boulevard
Maumee, Ohio 43537
PROXY STATEMENT
Annual Meeting of Shareholders
May 5, 2023
Introduction
The Board of Directors (the “Board”) of The Andersons, Inc. (the "Company") is soliciting your proxy to encourage your participation in the voting at the Annual Meeting and to obtain your support on each of the proposals described in this proxy statement. You are invited to attend the virtual Annual Meeting and vote your shares directly. However, even if you do not attend, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf. This proxy statement will be first mailed or otherwise delivered to shareholders on or about March 24, 2023. The mailing address of the Company’s principal executive offices is 1947 Briarfield Boulevard in Maumee, Ohio 43537.
This Proxy Solicitation
Included in this package are, among other things, the proxy card and this proxy statement. The proxy card and the identification number on it are the means by which you authorize another person to vote your shares in accordance with your instructions.
This proxy statement provides you with information about the proposals and about the Company that you may find useful in deciding how to vote with respect to each of the proposals. After this introduction, you will find the following sixteen sections:
•Voting
•Summary of Proposals
•Election of Directors
•Corporate Governance
•Executive Officers
•Approval of the 2004 Employee Share Purchase Plan, Restated and Amended January 2023
•Equity Plans
•Advisory Vote on Executive Compensation
•Advisory Vote on Frequency of Advisory Vote on Executive Compensation
•Appointment of Independent Registered Public Accounting Firm
•Share Ownership
•Executive Compensation
•Director Compensation
•CEO Pay Ratio
•Pay Versus Performance
•Other Information
The Annual Meeting: Quorum
The Annual Meeting will be held on Friday, May 5, 2023 at 8:00 A.M., Eastern Time, online at www.virtualshareholdermeeting.com/ANDE2023.
The Company’s Code of Regulations requires that a majority of our outstanding Common Shares be represented at the Annual Meeting, either in person or by proxy, in order to transact business.
Abstentions and broker non-votes will be treated as present for purposes of determining whether a majority of our Common Shares is represented at the meeting and will therefore affect whether a quorum has been achieved. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.
There were no shareholder proposals submitted for the 2023 Annual Meeting.
The Andersons, Inc. | 2023 Proxy Statement | 1

Common Shares Outstanding
The record date for determining holders of the Company’s Common Shares entitled to vote at the Annual Meeting is March 7, 2023. As of the record date, the Company had 33,774,857 Common Shares issued and outstanding.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 5, 2023
The proxy statement and Annual Report to Shareholders with Form 10-K is available at www.proxyvote.com.

The Andersons, Inc. | 2023 Proxy Statement | 2

Voting
You are entitled to one vote at the Annual Meeting for each of the Company’s Common Shares that you owned as of the close of business on March 7, 2023 (the record date for the Annual Meeting). There is no right to cumulative voting as to any matter, including the election of directors.
How to Vote Your Shares
You may vote your shares by proxy or electronically at the Annual Meeting. Even if you plan to attend the virtual meeting, we urge you to complete and submit your proxy in advance to ensure your vote is represented. If your shares are recorded in your name, you may cast your vote in one of the following ways:
•Vote by telephone: If you received a proxy card, notice document, or email, you can vote by phone at any time by calling the toll-free number (for residents of the U.S.) listed on your proxy card, notice document or email that you received. To vote, enter the control number listed on your proxy card and follow the simple recorded instructions. If you vote by phone, you do not need to return your proxy card.
•Vote by mail: If you received a proxy card and choose to vote by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.
•Vote via the Internet: You can vote by Internet at any time by visiting the website listed on your proxy card, notice document or email that you received. Follow the simple instructions and be prepared to enter the code listed on the proxy card, notice document or email that you received. If you vote via the Internet, you do not need to return your proxy card.
•Vote electronically at the virtual Annual Meeting.
Shareholders who hold their shares beneficially in street name through a nominee (such as a bank or a broker) may be able to vote by telephone or the Internet, as well as by mail. You should follow the instructions you receive from your nominee to vote these shares. Since a beneficial owner is not the shareholder of record, you may not vote these shares electronically at the meeting unless you obtain a “legal proxy” from your broker or nominee that holds your shares, giving you the right to vote the shares at the virtual meeting. Beneficial owners wishing to vote electronically at the virtual meeting should contact their broker or nominee for instructions.
When you vote by proxy, the shares you hold will be voted in accordance with your instructions. Your proxy vote will direct the designated persons (known as “proxies” or proxy holders) to vote your shares at the Annual Meeting in accordance with your instructions. The Board has designated Michael T. Hoelter and Steven D. McGrew to serve as the proxies for the Annual Meeting.
How to Revoke Your Proxy
You may revoke your proxy at any time before it is exercised by any of the following means:
•Notifying Christine M. Castellano, our Secretary, in writing delivered to our principal executive offices prior to the Annual Meeting;
•Submitting a later dated proxy card, telephone vote or Internet vote; or
•Attending the virtual Annual Meeting and voting electronically.
If your shares are held in street name, you must contact your broker or nominee to revoke your voting instructions.
The mailing address of the Company’s principal executive offices is 1947 Briarfield Boulevard in Maumee, Ohio 43537.
Your attendance at the virtual Annual Meeting will not, by itself, revoke a proxy.
How Your Shares Will be Voted
Your shares will be voted at the meeting as directed by the instructions on your proxy card if: (1) you are entitled to vote, (2) your proxy was properly executed, (3) we received your proxy prior to the Annual Meeting and (4) you did not validly revoke your proxy prior to the meeting and you do not vote your shares electronically at the meeting.
If you send a properly executed proxy without specific voting instructions, the designated proxies will vote your shares
•to elect the nominated directors,
•to approve the 2004 Employee Share Purchase Plan, Restated and Amended January 2023,
•to approve this year's advisory resolution on executive compensation,
•for an advisory vote on executive compensation every year, and
•to ratify the selection of the independent registered public accounting firm.
The Andersons, Inc. | 2023 Proxy Statement | 3

Votes Required to Approve Each Item
The Company’s Code of Regulations states that the nominees for director receiving the greatest number of votes shall be elected. Therefore, abstentions and broker non-votes will not count as a vote for or against the election of directors and will not have an effect on the election of directors.

The approval of the 2004 Employee Share Purchase Plan, Restated and Amended 2023, the approval of the advisory vote on executive compensation and the ratification of the independent public accounting firm each require the affirmative vote of the majority of the votes cast. With respect to the vote on the frequency of the advisory vote on executive compensation, the option receiving the plurality of votes cast will be considered the recommendation of our shareholders. Abstentions and broker non-votes will not count as votes cast on these proposals and will not have an effect on the outcomes.

Householding
The Company has adopted a procedure approved by the Securities and Exchange Commission called “householding”. Under this procedure, multiple shareholders who share the same last name and address will receive only one copy of the annual proxy materials. If the household received a printed set of proxy materials by mail, each shareholder will receive his or her own proxy card or voting instruction card by mail. We have undertaken householding to reduce our printing costs and postage fees. Shareholders who receive household materials may elect to receive individual copies of the proxy materials at the same address (and shareholders receiving multiple copies of materials may elect to receive household materials) by contacting Investor Relations in writing at 1947 Briarfield Boulevard, Maumee, Ohio 43537, or via telephone at (419) 893-5050, and we will provide copies of the annual proxy materials according to your preference.
Where to Find Voting Results
We expect to announce the voting results at the Annual Meeting and will publish the voting results (and the Company’s decision with respect to the frequency of future advisory votes on executive compensation, which we expect will continue to be annually) in the Company’s Form 8-K to be filed with the Securities and Exchange Commission within four business days after the Annual Meeting.
The Andersons, Inc. | 2023 Proxy Statement | 4

Summary of Proposals
The Governance / Nominating Committee and the Board, including the Board's independent directors, have nominated ten directors, each for a one-year term.
The Board has approved the 2004 Employee Share Purchase Plan, Restated and Amended 2023 and recommends that you vote to approve its adoption.
The Board is submitting to an advisory vote the compensation of the Company’s named executive officers ("NEOs"), as required by the rules and regulations of the Securities and Exchange Commission, and conducted in conformance with regulations promulgated by the Securities and Exchange Commission thereunder. While this vote is not binding, the Compensation and Leadership Development Committee and Board expect to take the results of this vote into consideration when making future compensation decisions.
The Board is also submitting to an advisory vote the frequency of future advisory votes on NEO compensation. The regulations allow for a one, two or three year frequency and require that the shareholders be provided the opportunity to vote their preference as to frequency in an advisory vote held at least every six years. The results of this advisory vote are not binding. The Board recommends that the advisory vote on named executive officer compensation continue to be conducted annually, and will take the results of this vote into consideration when recommending future advisory votes.
The Audit Committee has recommended, and the Board has approved, Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2023 and recommends that you vote to ratify their appointment.
At the date of this Proxy Statement, we have no knowledge of any business other than the proposals described above that will be presented at the Annual Meeting. If any other business should properly come before the Annual Meeting, the proxies will be voted on at the discretion of the proxy holders.

The Andersons, Inc. | 2023 Proxy Statement | 5

Election of Directors
The size of the Board of Directors was increased from ten to eleven directors with the addition of Steven K. Campbell to the Board in December 2022. Stephen F. Dowdle has reached the Board's mandatory retirement age of 72, and will not stand for re-election. Therefore, following the election of directors at the Annual Meeting, the number of directors will once again be ten. Proxies cannot be voted for a greater number of individuals than the number of nominees listed below. The Governance / Nominating Committee and the Board have nominated and recommend the election of each of the ten nominees listed below. Each director elected will serve until the next Annual Meeting or until their earlier removal or resignation. Each of the nominees listed is currently a Director of the Company. The Board expects all nominees named below to be available for election. In case any nominee is not available, the proxy holders may vote for a substitute, unless the Board reduces the number of directors as provided for in the Company’s Code of Regulations.
Directors will be elected at the Annual Meeting by a plurality of the votes cast at the Annual Meeting. The following is a brief biography of each nominee as well as the specific qualifications of the nominee as identified by the Board’s Governance / Nominating Committee. Information as to their ownership of the Common Shares can be found under the caption “Share Ownership” in this proxy statement. All information provided is current as of February 28, 2023.

Name	Age	Principal Occupation, Business Experience and Other Directorships	Director Since
Patrick E. Bowe	64	President and Chief Executive Officer ("CEO") since November 2, 2015. Prior to that, Corporate Vice President of Cargill, Inc. and a leader of Cargill's Food Ingredients and Systems business since 2007. Prior to joining Cargill's Corn Milling Division, managed the copper trading desk for Cargill Metals Division and worked as a trader and analyst for Cargill Investor Services at the Chicago Board of Trade. Worked as a cash grain merchant for Louis Dreyfus Corp. in Springfield, Ill., and Phil O'Connell Grain Co., in Stockton, California. Director of United Malt Group and Primient since 2022.	2015
Michael J. Anderson, Sr.	71	Chairman since 2009. Chief Executive Officer from January 1999 to October 2015. President from January 1999 through December 2012. Prior to that President and Chief Operating Officer from 1996 through 1998, Vice President and General Manager of the Retail Group from 1994 until 1996 and Vice President and General Manager Grain Group from 1990 through 1994. Former Director of FirstEnergy Corp. from 2007 to 2022, and formerly a Director of Interstate Bakeries Corp from 1998 to 2009. Director of the Company prior to it becoming publicly traded in 1996.	1988
Gerard M. Anderson	64	Executive Chairman of DTE Energy from 2019 through 2022; Chairman and Chief Executive Officer of DTE Energy from 2014 through 2019; President and Chief Operating Officer of DTE Energy from 2005 through 2010. Joined Detroit Edison, a subsidiary of DTE Energy in 1993 and held various executive positions. Prior to this, a consultant with McKinsey & Co., Inc. Director of DTE Energy since 2009.	2008
Steven K. Campbell	59	Retired head of North America Grain and Group Executive Vice President at Louis Dreyfus from 2012 through 2017; Past President and CEO of Louis Dreyfus Commodities Grain Merchandising LLC from 2008 through 2017; Former Vice President with Archer Daniels Midland from 1995 through 1997; Past industry involvement includes serving as Chairman, Kansas City Board of Trade, First Vice Chairman on the North American Export Grain Association's Board of Directors and holding a position on the Commodity Markets Council Board of Directors. Guest lecturer at Auburn University, speaking on commodity trading.	2022
Gary A. Douglas	62	President of Nationwide National Partners from March 2013 through September 2022 (Retired); President and Chief Operating Officer of Nationwide Agribusiness from 2007 through 2013; Regional Vice President of Nationwide Mutual Insurance Company from 2005 through 2007. On the Development Committee of the National Urban League, on the Governance Committee of the National Association of Mutual Insurance Companies, and on the Sustainability Committee of the African American Leadership Academy.	2021
Pamela S. Hershberger	57	Retired Managing Partner of Ernst & Young LLP in Toledo, Ohio. Thirty-one years of service at Ernst & Young LLP, beginning her career in the firm's Toledo, Ohio office as a staff auditor. In 2008, named Toledo's Office Managing Partner, a position she held until her retirement in 2018.	2019
The Andersons, Inc. | 2023 Proxy Statement | 6

Name	Age	Principal Occupation, Business Experience and Other Directorships	Director Since
Catherine M. Kilbane	59	Retired Senior Vice President, General Counsel and Secretary of The Sherwin-Williams Company, 2013 to July 2017. Prior to that, Senior Vice President, General Counsel and Secretary of American Greetings Corporation from 2003-2012. Prior to that a partner with the Cleveland law firm of Baker & Hostetler LLP. Director of The Davey Tree Expert Company since 2018. Director of Interface, Inc. since 2018. Trustee of The Cleveland Clinic Foundation since 2015.	2007
Robert J. King, Jr.	67	Advisory Director for FNB Corp from 2013 through October 2020. Prior to that, President and Chief Executive Officer, PVF Capital Corp from 2009 to 2013; Senior Managing Director, Private Equity, FSI Group, LLC from 2006 through 2009; Managing Director, Western Reserve Partners LLC from 2005-2006; Executive Vice President of Fifth Third Bank from 2002 through 2004 and Chairman, President and Chief Executive Officer of Fifth Third Bank (Northeastern Ohio) from 1997 through 2002. Director of Oak Tree Holdings LLC since 2021, Shiloh Industries, Inc. from 2005 to 2020, MTD Corp. from 2005 to 2021, and Medical Mutual of Ohio since 2012.	2005
Ross W. Manire	71	Retired President and Chief Executive Officer of ExteNet Systems, Inc., from 2002 to 2018. Served as President, Enclosure Systems Division of Flextronics International from 2000 to 2002. Prior to that was Chief Executive Officer at Chatham Technologies, Inc., and served in several executive roles at 3Com Corporation and US Robotics (acquired by 3Com in 1997). Former Partner at Ridge Capital Corporation and Ernst & Young LLP. Director of Zebra Technologies Corporation since 2003 and Eagle Test Systems, Inc. from 2004 through 2008.	2009
John T. Stout, Jr.	69	Chairman and Chief Executive Officer of Plaza Belmont Management Group LLC since 2014. Prior to that, Chief Executive Officer of Plaza Belmont Management Group LLC since 1998. Director of Mennel Milling Company, Inc. since 1992. Director and Chairman of the Board of Renwood Mills, LLC from 2016 to 2022. Director and Managing Member of Renwood Appreciation & Income Fund, LLC from 2016 through 2022. Director and Managing Member of Homegrown Family Foods from 2019 through 2022. Chairman of the Board of Homegrown Family Foods since 2022. Previously President of Manildra Milling Corp and Manildra Energy Corp from 1991 through 1998 and Executive Vice President and Director of Dixie Portland Flour Mills Inc. from 1984 to 1989. Director of The Federal Reserve Bank of Kansas City from 2010 to 2015.	2009

The Andersons, Inc. | 2023 Proxy Statement | 7

Director Skills, Experience and Background

The Governance / Nominating Committee considers a variety of factors when presenting the slate of nominees for the Board – these are highlighted in the chart below and listed in detail under the caption “Corporate Governance – Board Meetings and Committees – Governance / Nominating Committee.” The Governance / Nominating Committee looks at the different skills and experiences that each nominee brings and how these align with the Company's business and strategy. Below, is a Board of Directors Skill Matrix and a Board Diversity Matrix. The Board of Directors Skill Matrix is a summary of each nominee's skills and experience with each mark indicating an experiential strength. This matrix is a high-level summary that is not intended to be an exhaustive list of each director’s skills or contributions to the Board. Further below is a more detailed table of the specific experience, qualifications, attributes or skills that the Governance / Nominating Committee viewed as valuable to our business for the next year. The Board Diversity Matrix sets forth information about the diversity of the Board of Directors in accordance with the recently adopted NASDAQ board diversity disclosure rules. Each of the categories listed below has the meaning as used in NASDAQ Rule 5606(f).

Board of Directors Skill Matrix

Director Qualifications and Experience	Patrick E. Bowe	Michael J. Anderson, Sr.	Gerard M. Anderson	Steven K. Campbell	Gary A. Douglas	Pamela S. Hershberger	Catherine M. Kilbane	Robert J. King, Jr.	Ross W. Manire	John T. Stout, Jr.
General Management	•	•	•	•	•	•	•	•	•	•
Finance and M&A	•	•	•	•	•	•	•	•	•	•
Sales and Marketing	•	•	•	•	•	•		•	•	•
Human Resources	•	•	•	•	•	•	•	•	•	•
Other Public Company Board Experience	•	•	•				•	•	•	•
C-Suite Experience	•	•	•		•			•	•	•
Risk Management	•	•	•	•	•		•	•		•
Business Operations	•	•	•	•	•				•	•
Agribusiness	•	•		•	•					•

Board Diversity Matrix

Total Number of Directors	10
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	8	—	—
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	7	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

The Andersons, Inc. | 2023 Proxy Statement | 8

Director	Specific experience, qualifications, attributes or skills
Patrick E. Bowe
•More than thirty-five years of experience in the agricultural sector
•Board member of Primient, as well as United Malt Group, a publicly traded Australian company
•As Corporate Vice President for Cargill's Food Ingredient and Systems Platform, responsible for strategy, capital allocation decisions, customer relationship management, as well as leading key sourcing and business excellence initiatives
•Has held a variety of leadership positions, both domestically and abroad, including oversight of Cargill's Corn Wet Milling operation
•Extensive experience in leading large organizations with particular expertise in commodity and futures trading, acquisitions and joint ventures, process improvement, strategic sourcing, capital management, and establishing and maintaining strong customer relationships

Michael J. Anderson, Sr.
•Over forty-year history with the Company including leadership of the Grain business
•Specific expertise in agricultural commodities trading and hedging activities
•Intimate knowledge of all Company businesses
•Experience as a member and chair of other public company boards
•Three years of public accounting experience
•MBA in finance and accounting
•Executive Leadership Program, Harvard Business School

Gerard M. Anderson
•Former Chairman, Chief Executive Officer and board member of a publicly traded energy company
•Energy industry expertise
•MBA and MPP with a civil engineering undergraduate degree
•Past experience as a consultant with McKinsey and Company

Steven K. Campbell
•Retired head of North America Grain and Group Executive Vice President at Louis Dreyfus
•Past President and CEO of Louis Dreyfus Commodities Grain Merchandising LLC
•Former Vice President with Archer Daniels Midland
•Thirty years of experience in the agricultural industry
•Bachelor of Science and Master of Science in Agricultural Economics from Oklahoma State University.
•Industry involvement includes serving as Chairman, Kansas City Board of Trade, First Vice Chairman on the North American Export Grain Association's Board of Directors and holding a position on the Commodity Markets Council Board of Directors
•Guest lecturer at Auburn University, speaking on commodity trading

Gary A. Douglas
•Over twenty years of senior management level experience across geographically diverse markets within the United States
•Expertise in the areas of risk management, strategic planning, and operational effectiveness
•Executive Leadership Program, Wharton School of Business
•MBA with emphasis in finance

Pamela S. Hershberger
•Experience managing the Ernst & Young LLP office in Toledo, Ohio
•Certified public accountant with over thirty years of public accounting experience
•Extensive experience in advising public and private companies on tax, accounting, audit and consulting matters in a variety of industries
•Merger and acquisition experience
•Ernst & Young LLP Executive Program, Kellogg School of Management, Northwestern University

Catherine M. Kilbane
•Fourteen years as Secretary and General Counsel for two large companies, both publicly traded
•Experience with public company regulatory requirements
•Experienced public company director
•Attorney with extensive corporate law experience, including: corporate governance, mergers and acquisitions, joint ventures, securities and compliance

Robert J. King, Jr.
•Experience as President & Chief Executive Officer and board member of a publicly traded financial services company
•MBA with a finance undergraduate degree
•Expertise in banking, finance and related risk analysis with extensive senior officer experience with major banking organization
•Experience as a member of other company boards

The Andersons, Inc. | 2023 Proxy Statement | 9

Director	Specific experience, qualifications, attributes or skills
Ross W. Manire
•Currently an Advisory Partner to several private equity firms
•Retired Chairman and Chief Executive Officer of a telecommunications company
•Mergers and acquisitions and international business experience
•Experience as a member of other public company boards
•Formerly a partner with Ernst & Young LLP and certified public accountant
•Prior service as Chief Financial Officer of public company
•MBA with economics undergraduate degree

John T. Stout, Jr.
•Currently engaged as Chairman and Chief Executive Officer of a private equity fund that acquires diversified food processing companies and related businesses
•Experience in the financial markets as it relates to the food industry, including analysis of agricultural commodity risk
•Mergers and acquisition experience
•Experience managing companies that consume wheat, corn, soybeans, rice and other commodities
•Board member for a variety of private companies in the food industry and former director of Dixie Portland Flour Mills, a subsidiary of Holly Farms
•Elected to Kansas City Federal Reserve Board January 1, 2010 and again on January 1, 2013; previously six years on Kansas City Federal Reserve Board Economic Advisory Committee; served on the Compensation Committee of the Federal Reserve Bank of Kansas City from 2010 to 2015

The Board of Directors recommends a vote FOR the election of the ten directors as presented.

The Andersons, Inc. | 2023 Proxy Statement | 10

Corporate Governance

Board Meetings and Committees

Committees of the Board Effective December 31, 2022
Name	Board	Audit	Compensation and Leadership Development	Governance / Nominating	Finance
Michael J. Anderson, Sr.	C
Patrick E. Bowe	X
Gerard M. Anderson	X			X	X
Steven K. Campbell	X				X
Gary A. Douglas	X	X	X
Stephen F. Dowdle	X			X	X
Pamela S. Hershberger	X	C	X
Catherine M. Kilbane	X	X		C
Robert J. King, Jr.	X		X		C
Ross W. Manire	X	X	C
John T. Stout, Jr.	X		X		X
C - Chair, X - Member
The Board of Directors held six regular board meetings in 2022. Each director attended 75% or more of the 2022 meetings of the Board, and committees on which each such director served during each director's period of service. We encourage Board members to attend the annual meeting, and all of the Board members at that time attended the 2022 Annual Shareholders Meeting.
The Audit Committee, Compensation and Leadership Development Committee, Finance Committee and Governance / Nominating Committee each have written charters. Copies of such charters are available at www.andersonsinc.com under the Governance tab within the Investors section of the website.
Director Independence: The Board is made up of a majority of independent directors. Each of the Audit, Compensation, Finance and Governance / Nominating Committees is made up entirely of independent members.
An “independent” director is a director who meets the criteria for independence as required by the applicable law and the NASDAQ Corporate Governance Standards for Listed Companies and is affirmatively determined to be “independent” by the Board. The Board has determined that each of the current directors is independent under the corporate governance standards of the NASDAQ, with the exception of Michael J. Anderson, Sr., Chairman and Patrick E. Bowe, President and CEO. Michael J. Anderson, Sr. and Gerard M. Anderson are first cousins. The Board has determined that the relationship does not affect Gerard M. Anderson’s exercise of independent judgment on the Board.
Audit Committee: The Board established the Audit Committee as defined by Section 3(a)(58)A of the Securities Exchange Act of 1934. The Audit Committee is currently comprised of four independent directors (as defined in the NASDAQ Corporate Governance Standards for Listed Companies generally and as applicable to audit committee members) and, among other duties, oversees the accounting and financial reporting process of the Company, appoints the independent registered public accounting firm, reviews the internal audit and external financial reporting of the Company, reviews the scope of the independent audit and considers comments by the independent registered public accounting firm regarding internal controls and accounting procedures and management’s response to those comments, and is also tasked with oversight of the Company's cybersecurity program. The Audit Committee held four regular meetings in 2022. The Board has determined that Pamela S. Hershberger, Committee Chair and Ross W. Manire, Committee member, are each “audit committee financial experts” as defined in the federal securities laws and regulations.

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Compensation and Leadership Development Committee: The Compensation and Leadership Development Committee, is comprised solely of five independent directors (as defined in the NASDAQ Corporate Governance Standards for Listed Companies generally and as applicable to Compensation and Leadership Development Committee members). The Compensation and Leadership Development Committee reviews the recommendations of the Company’s CEO and Human Resources as to the appropriate compensation, which includes base salaries, short-term and long-term compensation and benefits, of the Company’s officers and determines the compensation of such officers for the ensuing year which it then recommends to the full Board for approval. The CEO compensation is also determined by the Committee and then recommended to the full Board for approval. In addition, under the Company’s Amended and Restated 2019 Long-Term Incentive Compensation Plan (the "2019 Plan"), the Committee reviews, approves and recommends to the Board the value of grants of equity-based compensation aggregated for non-officers and individual grants for officers and reviews and approves the “Compensation Discussion and Analysis” appearing in this proxy statement. The Compensation and Leadership Development Committee met three times during 2022. The Committee, by charter, is authorized to retain its own independent compensation consultants and legal counsel. The role of those independent compensation consultants is more fully described in the Use of Compensation Consultants section below.
Finance Committee: The Finance Committee is comprised of five independent directors (as defined in the NASDAQ Corporate Governance Standards for Listed Companies) and is charged with monitoring and overseeing the Company’s financial resources, strategies and risks, especially those that are long-term in nature. The Finance Committee met three times in 2022.
Governance / Nominating Committee: The Governance / Nominating Committee is comprised of three independent directors (as defined in the NASDAQ Corporate Governance Standards for Listed Companies). The Governance / Nominating Committee met two times in 2022. The Committee recommends to the Board actions to be taken regarding the Board's structure, organization and functioning, selects and reviews candidates to be nominated to the Board, reports to the Board regarding the qualifications of such candidates, recommends a slate of directors to be submitted to the shareholders for approval, and proposes agenda items and recommendations to meetings of the independent directors (led by the independent Lead Director) without management being present. The Governance / Nominating Committee and other members of the Board identify candidates for consideration by the Committee, and may, if it elects to, engage the services of third-party search firms to identify candidates. Steven K. Campbell was suggested to the Governance / Nominating Committee by an executive officer and the Governance / Nominating Committee recommended to the full Board that he be appointed. The Governance / Nominating Committee recommended the election to the Board of each nominee named in this proxy statement.
It is the policy of the Governance / Nominating Committee to consider for nomination as a director any person whose name is submitted by a shareholder, provided that the submission is made prior to December 31 of the year that precedes the next annual meeting of shareholders and provided that the person is willing to be considered as a candidate.
Submission of names by shareholders is to be made to the Secretary of the Company in writing delivered to the Company’s principal executive offices in Maumee, Ohio. The Secretary, in turn, submits the names to the Chair of the Governance / Nominating Committee for consideration. The shareholder’s submission should set forth all information relating to any nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Act of 1934, as amended (including, if so required, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

The foregoing procedures relate to submission of recommended nominees for consideration by the Governance / Nominating Committee. Shareholders who propose to actually nominate a director candidate should refer to Shareholder Proposals for 2024 Annual Meeting for additional information.
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Each candidate for director (no matter how nominated) is evaluated on the basis of his or her ability to contribute expertise to the businesses and services in which the Company engages, to conduct himself or herself in accordance with the Company’s Statement of Principles, and to contribute to the mission and greater good of the Company. The candidate’s particular expertise, as well as existing Board expertise, as that expertise aligns with the Company's business and strategy, is taken into consideration. A candidate’s “independence,” as defined by applicable stock exchange regulations and any other applicable laws, and the Board’s ratio of independent to non-independent directors are also taken into consideration. Preferences, qualifications and specific qualities or skills considered necessary for one or more of the directors to possess include, but are not limited to, the following:
•Able to serve for a reasonable period of time
•Multi-business background preferred
•Successful career in business preferred
•Active vs. retired preferred
•Audit Committee membership potential
•Strategic thinker
•Leader / manager
•Agribusiness background, domestic and international
•Transportation background
•Brand marketing exposure

The Committee seeks nominees who provide a diverse set of backgrounds, skills, experiences and viewpoints who will contribute expertise to the Board, conduct themselves in accordance with the Company’s Statement of Principles and strong ethical behavior, and share their diverse skills and experiences for the greater good of the Company. Because the Company consists of diverse businesses, we highly value differing viewpoints shared in the pursuit of Board actions that best balance the objectives of our customers, employees, shareholders and communities.
The Board has adopted a policy not to nominate for re-election to the Board any member reaching the age of 72 prior to the annual meeting. The Board did not make any exceptions or waivers of this policy in 2022.
Board Leadership Structure: The Board has determined to separate the positions of CEO and Chairman. Michael J. Anderson, Sr. has served as Chairman of the Board of Directors since 2009. The Board considers Mr. Anderson's experience on other public company boards, as well as his extensive prior experience with the Company, to provide a unique resource that will serve the Company well. As Chairman, Mr. Anderson chairs meetings of the Board, sets Board meeting agendas, has authority to call meetings of the Board and serves as liaison with management of the Company. However, Mr. Anderson is not an independent Board member, and, for that reason, the Board has established the position of an independent Lead Director.
The Lead Director is chosen by the independent directors of the Board. The Lead Director chairs meetings of the independent directors, chairs the Governance / Nominating Committee, approves Board meeting agendas and the information available to the Board, has the authority to call meetings of the independent directors, and serves as liaison with the Chairman. In performing these functions, the Lead Director has the responsibility and authority to set the agenda and manage the meetings of the independent directors, to communicate their interests to the Chairman and to the CEO, and to assert any other concerns for the benefit of the stockholders, and in so doing serve as an institutional counterweight to the Chairman and CEO.
In 2017, the Board first designated Catherine M. Kilbane as Lead Director of the Board. The Board expects to re-designate Ms. Kilbane as Lead Director of the Board at its May 2023 meeting.
Board Oversight of Risk: The Board is responsible for overseeing risk management for the Company. It has delegated to each of the Audit Committee, the Finance Committee, the Compensation and Leadership Development Committee and the Governance / Nominating Committee, certain of its responsibilities in this area.
•Audit Committee: The Audit Committee has the oversight responsibility for the integrity of the Company’s financial statements and its financial reporting process, as well as its systems of internal accounting and financial controls, and the performance of the Company’s internal audit function and independent auditor. The Audit Committee is tasked with oversight of the Company's cybersecurity program and receives periodic reporting on the topic throughout the year, including with regard to the Company's progress against the National Institute of Standards and Technology Cybersecurity Framework (NIST CSF). Cybersecurity additionally is defined as a risk in the Company's Enterprise Risk Management program. The Company did not have a material cybersecurity breach in the relevant time period.
•Finance Committee: The Finance Committee has responsibility for risks relating to capital markets including interest rate volatility and access to capital, counterparties, product liability, price volatility and general industry market risks.
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•Compensation and Leadership Development Committee: The Compensation and Leadership Development Committee has responsibility for reviewing the Company’s compensation policies to ensure that these policies are not reasonably likely to create undue risk to the Company.
•Governance / Nominating Committee: The Governance / Nominating Committee has responsibility for oversight of the Company’s ethics policies, including the Company’s Standards of Business Conduct and Response Program, board succession and regulatory / legislative issues. The Governance / Nominating Committee also has oversight responsibility for the Company's environmental, social, and governance ("ESG") activities and practices.
Although the Board has delegated certain responsibilities for risk management to its Committees, the Board retains overall responsibility for this duty. Each Committee Chair reports to the Board matters discussed or reviewed at Committee meetings. Although the Board oversees the Company’s risk management, management is responsible for day-to-day risk management processes and provides regular updates to the Board and its Committees.
Executive Sessions of the Board: Our independent directors meet in executive session at each Board meeting. Our independent Lead Director chairs these executive sessions.
Shareholder Communications to Board: Shareholders may send communications to the Board by writing any of the Company's officers, or Christine M. Castellano, Executive Vice President, General Counsel & Corporate Secretary at the Company’s principal executive offices at its Maumee, Ohio address or by calling any officer at 419-893-5050 or 800-537-3370. All appropriate shareholder communications addressed to the Board will be forwarded directly to the Board members.
Corporate Governance Guidelines: A copy of the Company’s Corporate Governance Guidelines may be found in the Company’s website under the under the Governance tab within the Investors section of the website.

Code of Ethics
The Company has adopted Standards of Business Conduct and Response Program that apply to all employees, including the principal executive officer, principal financial officer and the principal accounting officer. These Standards of Business Conduct and Response Program are available on the Company’s website under the Governance tab within the Investor Relations section of the website. To the extent disclosure would be required by Item 5.05 of Form 8-K, the Company will post amendments to, or waivers, if any, from, its Standards of Business Conduct and Response Program applicable to or granted to the Company’s CEO, Chief Financial Officer ("CFO") and Corporate Controller on its website.

Environmental, Social and Governance (“ESG”) Oversight

ESG considerations are inherently embedded in the Company's strategy, and naturally extend across the Company's business segments, as the Company serves customers, employees, and communities primarily throughout the North American agricultural supply chain. The Company's Statement of Principles, which expresses the beliefs and philosophies of the Company’s founders and is the foundation for its operations today, recognizes the need for business activities to reflect a proper concern for the health and safety of the Company's employees, customers and neighbors and for the quality of the environment. As a business based in agriculture, the Company recognizes the need for good stewardship of the social and natural resources upon which both the Company and farmers rely. The Company published its first Sustainability Review in 2020 and continues on a journey to further transparency in ESG practices, aligned with the Global Reporting Initiative Standards (GRI) and Sustainable Development Goals (SDGs).

ESG Highlights

Each of the Company's segments is, by necessity, focused on ESG. The agricultural cycle starts with the Plant Nutrient segment, which works with farmers to help them apply the right plant nutrients at the start of the process, in the right amounts and at the right time to add value to the agricultural crop without unnecessary runoff into water sources. The Trade segment provides various value-add services to farmers who have an intrinsic interest in preserving the value of their land and of agricultural inputs like water, as well as to consumers by efficiently transporting grains and other products such as food, feed, and fuel to end markets. The Renewables segment focuses on reducing cost through reducing the use of energy, water and other inputs, providing feedstocks for renewable diesel customers, and by working to achieve low carbon intensity scores for ethanol products, including corn and cleanup, which is a key low carbon intensity input for renewable diesel refiners.

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Environmental

In 2021, the Company published its Scope 1 and Scope 2 carbon footprint for greenhouse gas emissions. The results were published in its 2021 Sustainability Review, which may be found under the Governance tab within the Investor Relations section of the Company's website. The 2022 Sustainability Review, developed with reference to GRI standards and the SGDs, included Scope 1 and 2 metrics, as well as aggregate energy and water usage and waste generation. Scope 3 metrics for corporate travel also were included. In order to develop these carbon footprint calculations, the Company participated in the Supplier Leadership on Climate Transformation ("LoCT"), in partnership with Guidehouse.

The Company’s drive for innovation in agriculture allows The Andersons to partner with trusted farmers and customers. The Company continues to be a member of Field-to-Market™: The Alliance for Sustainable Agriculture. This allows the Company to better facilitate the work and growth of relationships with the suppliers, customers, and influencers within its supply chain and to leverage the analytics offered by the FieldPrint™ Calculator. The Company engaged in sustainable sourcing pilot projects with customers and select farmers to better understand how sustainable production metrics can increase value to farmers and customers. In 2022, the Company issued a Deforestation Statement to indicate its support for biodiversity and environmentally sustainable growing practices. As the Company continues its ESG journey, it seeks to be a part of the important conversation on agricultural sustainability, along with trusted farmers and key customers, and strives to create new and innovative low carbon food, feed, and fuel solutions.

Social

The Company values the communities where it lives and works, by giving time, talent and treasure to those communities. Over the years, the Company, directly, and through its foundation, has made charitable donations in more than 100 communities in over 20 states. The Company's gift match program provides dollar-for-dollar matching for each employee of up to $1,000 of charitable donations in a calendar year. The Company also encourages and facilitates employee volunteer activities and service on boards of not-for-profit entities. In 2022, the Company celebrated its 75th anniversary with a program of 75 acts of service, completed throughout its geographic footprint.

A safe work environment is a priority at The Andersons. The Company continues to implement its safety programs, with an emphasis on preventing serious injuries and fatalities ("SIFs"). To help drive a culture of learning and proactivity, the Company works to identify SIF conditions, investigate incidents and near-misses, especially of a SIF nature, to understand the underlying root causes and contributing factors, and to develop corrective actions. In 2022, the Company completed a safety perception survey to which over 1,000 employees involved in Company operations responded.

The Company conducted an employee engagement survey in 2021, and is planning its next survey in 2023. These surveys allow our leadership to hear the voice of the employee and maintain a culture that supports and encourages employee satisfaction. The Company seeks to provide a high-quality compensation and benefits package that is truly valued by its employees. In addition to these benefits, the Company also offers its employees various services and opportunities that foster growth and development, financial stability and a rewarding work experience such as tuition reimbursement, training and retirement planning.

In 2022, the Company continued to engage its supervisory employees with training opportunities on a variety of topics through the Company's ANDE Training Journeys. In addition, all managers complete mandatory training on harassment prevention, and all employees receive training on cybersecurity awareness issues like phishing.

The Company encourages, values and leverages the differences in people and perspectives to make the Company better. In 2022, the Company launched four Employee Resource Groups – Working Parents, P.R.I.D.E., Military and Veterans Support, and LEAD, for young professionals. The Company has set guidelines for inclusion of diverse candidates, including women and persons of color, in slates for senior roles and has expanded its recruiting tools to access a broader diverse talent market. Diversity also is considered by the Governance / Nominating Committee when evaluating candidates for Board positions.

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Governance

Oversight of ESG is a charter responsibility of the Governance / Nominating Committee. The Governance / Nominating Committee charter, and the Company's Corporate Governance Guidelines, may be found under the Governance tab within the Investors section of the Company’s website.

In addition to the Statement of Principles, the Company’s relationships are governed by a robust set of written policies applicable to employees, contractors, customers, visitors, vendors and other third parties. The Standards of Business Conduct and Response Program sets forth the ethical standards of behavior for employees and third parties doing business with the Company. It includes topics such as conflicts of interest, supplier relations, confidentiality, fair competition, intellectual property rights and fraud. The policy includes the procedures for reporting concerns, including the ability to report anonymously through a third-party ethics hotline.

The Harassment Free Workplace Policy prohibits harassment and discrimination based on race, age, disability and other characteristics protected under state and federal law and provides for equal employment opportunity for all. The Company also has a Human Rights Policy which specifically addresses human rights, fair employment, anti-slavery and human trafficking.

Certain Relationships and Related Party Transactions

The Board has practices and procedures to address potential or actual conflicts of interest and any appearance that decisions are based on considerations other than the best interests of the Company that may arise in connection with transactions with certain persons or entities. The Company’s Standards of Business Conduct and Response Program contain provisions related to conflict of interest situations, and the charter of the Board’s Audit Committee provides that it will review on an annual basis and approve related party transactions required to be disclosed under Item 404 of Regulation S-K of the Securities Act of 1933, as amended, and as required under the Standards of Business Conduct and Response Program (the “Related Person Transaction Policy”). In order to implement the Related Person Transaction Policy, the Company obtains annual written questionnaires requiring disclosure of potential conflict situations, financial transactions, and annual affirmation of compliance with the Company’s Standards of Business Conduct and Response Program. The Related Person Transaction Policy is applicable to all transactions, arrangements or relationships in which: (a) the aggregate amount involved is material to the individual, and in any event, to any transaction in which the amount may be expected to exceed $120,000 in any calendar year; (b) the Company is a participant; and (c) any Related Person (as that term is defined in Item 404 under Regulation S-K of the Securities Act of 1933, as amended) has or will have a direct or indirect interest (a “Related Person Transaction”).
All directors and officers complete annual questionnaires regarding their stockholdings and transactions which may possibly be regarded as involving related parties.
Consistent with prior years, John T. Stout, who serves as a director, member of the Compensation and Leadership Development Committee and member of the Finance Committee, was Chairman of the Board, and with immediate family members, a greater than 5% owner, of Renwood Mills, LLC ("Renwood Mills"), in which the Company held an indirect, minority interest of approximately 7.5%, until the sale of Renwood Mills during 2022. John T. Stout was also a Managing Member of Renwood Appreciation & Income Fund, LLC (“RAI Fund”), of which the Company was a limited partner (and through which the Company held its indirect, minority interest in Renwood Mills). The RAI Fund was liquidated during 2022 following the sale of Renwood Mills. Renwood Mills purchased approximately $6.2 million of grain from, and sold approximately $0.4 million of millfeed to the Company, in 2022 prior to its sale. In connection with the sale of Renwood Mills and the liquidation of RAI Fund in 2022, the Company received proceeds of approximately $3.7 million. The amounts received from such transactions by the Company and Renwood Mills, respectively, are below thresholds established by NASDAQ as standards for director non-independence. The Board has determined that such transactions will not interfere with Mr. Stout's ability to serve as an independent director.
During 2022, Patrick E. Bowe became a Board member of Primient, a producer of food and industrial ingredients made from plant-based sources. Primient purchased approximately $30.5 million of products from, and sold approximately $11.8 million of products to the Company in 2022. These transactions do not effect Mr. Bowe’s status as a director because, as the current CEO of the Company, he is already considered to be a non-independent director.
There were no other Related Person Transactions with an officer or director for the year ended December 31, 2022.
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Audit Committee Report
The Audit Committee of The Andersons, Inc. Board of Directors operates under a written charter. The Audit Committee consists of four independent directors. The Audit Committee appoints, establishes fees to, reviews audit scope and plan for, pre-approves non-audit services provided by, and evaluates the performance of, the Company’s independent registered public accounting firm. The Audit Committee’s appointment of the Company’s independent registered public accounting firm is presented to the shareholders in the annual proxy statement for ratification.
Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The Company’s independent registered public accounting firm is responsible for performing an audit of the consolidated financial statements of the Company in accordance with standards established by the Public Company Accounting Oversight Board (“PCAOB”) and assessing the effectiveness of the Company’s internal controls over financial reporting and for issuing their reports. The Audit Committee is responsible for monitoring and overseeing these processes.
In this context, the Audit Committee has reviewed the Company's audited financial statements and has met and held separate discussions with management, the Company’s internal audit director (or equivalent) and the independent registered public accounting firm regarding such financial statements. Management represents to the Audit Committee that the consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee reviewed management's report on their review of the system of internal control over financial reporting, including the independent registered public accounting firm's report on the design and operating effectiveness of internal controls. The Audit Committee also discussed with the independent registered public accounting firm matters required to be discussed by PCAOB Auditing Standard 1301, Communications with Audit Committees, and reviewed all material written communications between the independent registered public accounting firm and management.
The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.
The Audit Committee has also reviewed the services provided by the independent registered public accounting firm (as disclosed below under the caption “Audit and Other Fees”) when considering their independence.
Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
Pamela S. Hershberger (chair), Catherine M. Kilbane, Ross W. Manire and Gary A. Douglas

Use of Compensation Consultants
In 2022, the Compensation and Leadership Development Committee of the Board of Directors retained Semler Brossy Consulting Group, LLC ("Semler Brossy") as its own independent adviser. The consultant continues to act as an independent adviser to the Compensation and Leadership Development Committee in connection with 2023 executive compensation for executive officers and non-employee independent directors.

Compensation / Risk Relationship
We believe our compensation programs are designed to establish an appropriate balance between risk and reward in relation to our overall business strategy. To that end, Company management has conducted a compensation risk assessment. The Compensation and Leadership Development Committee reviewed and discussed the findings of the risk assessment and believes that our compensation programs are appropriately balanced and do not motivate employees to take risks that are reasonably likely to have a material adverse effect on the Company.
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Executive Officers

The information is furnished pursuant to Instruction 3 to Item 401(b) of Regulation S-K. The executive officers of The Andersons, Inc., their positions and ages (as of February 28, 2023) are presented in the table below. Two of the eight executive officers are women.

Name	Position	Age	Year Assumed

Patrick E. Bowe	President and Chief Executive Officer Corporate Vice President, Food Ingredients and Systems (Cargill)	64	2015 2007
Christine M. Castellano	Executive Vice President, General Counsel & Corporate Secretary Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer (Ingredion Incorporated)	57	2020 2012
Michael T. Hoelter	Vice President, Corporate Controller and Investor Relations Corporate Controller Assistant Corporate Controller Grain Group Controller	40	2021 2019 2017 2015
William E. Krueger	Chief Operating Officer President, The Andersons Trade and Processing President, The Andersons Trade Group President and Chief Executive Officer (Lansing Trade Group, LLC)	56	2022 2020 2019 1995
Joseph E. McNeely	President, The Andersons Nutrient and Industrial President, The Andersons Rail Group President and Chief Executive Officer (FreightCar America, Inc.)	58	2020 2017 2013
Anne G. Rex	Vice President, Strategy, Planning and Development Vice President and Corporate Controller Assistant Corporate Controller	58	2019 2012 2002
Brian A. Valentine	Executive Vice President and Chief Financial Officer Senior Vice President and Chief Financial Officer Corporate Vice President and Chief Financial Officer (The Lubrizol Corporation)	53	2020 2018 2011
Brian K. Walz	Vice President, Treasurer Senior Director, Corporate Strategy and Development Vice President (Lansing Trade Group, LLC)	53	2019 2019 2010

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Approval of the 2004 Employee Share Purchase Plan, Restated and Amended January 2023

Description of the Restated and Amended ESPP

The 2004 Employee Share Purchase Plan, Restated and Amended January 2023 (the “ESPP”) permits employees of the Company who elect to participate ("Participants") to purchase Common Shares under the ESPP through payroll deductions. The purpose of the ESPP is to enable and encourage employees to acquire an ownership interest in the Company through the purchase of Common Shares, thereby permitting employees to share in the growth of the Company.

We restated and amended the ESPP in January 2023, subject to shareholder approval, for the purpose of increasing the number of Common Shares available for issuance thereunder by 270,000 shares. As of January 1, 2023, approximately 79,000 Common Shares remained available for issuance under the ESPP before giving effect to the restatement and amendment. If shareholders approve the restated and amended ESPP, approximately 349,000 Common Shares will be available for issuance under the ESPP. Although it is not possible to predict how long these additional Common Shares will last because the level of participation in the ESPP depends on numerous factors outside of our control, based on past experience, we currently estimate that the additional Common Shares will last approximately 3 to 5 years. Other than such increase, there were no material changes to the ESPP as previously in effect and most recently approved by shareholders in 2019.

The following is a summary of the principal features of the ESPP. This summary is qualified in its entirety by the terms and conditions of the ESPP itself, a copy of which is attached hereto as Appendix A.

The ESPP will be administered by the Compensation and Leadership Development Committee, which will have the authority, subject to certain limitations, to determine eligibility for participation in the plan and to prescribe the terms and conditions under which Common Shares may be purchased under the ESPP. All employees of the Company will be eligible to participate in the ESPP, subject to certain tax law limitations. As of December 31, 2022, the Company had approximately 2,283 employees (including all of our named executive officers) eligible to participate in the ESPP.

Participants may direct the deduction of a specified percentage from their eligible compensation, to be used to purchase Common Shares under the ESPP. A Participant may cease contributions, annually re-enroll in the ESPP, or increase or decrease the rate of contributions during the offering enrollment period in accordance with the rules and procedures prescribed by the Compensation and Leadership Development Committee from time to time. A Participant will automatically participate in each successive plan period until the time of such Participant's withdrawal from the ESPP. All deductions made from the eligible compensation of a Participant will be credited on the records of the Company and used by the Company to effect the purchases of Common Shares under the ESPP.

Each plan period lasts twelve months, beginning on January 1 of each year and ending on the following December 31. At the beginning of each plan period, each Participant will be deemed to have been granted an option to purchase, on the last day of the plan period, Common Shares at an exercise price to be determined by the Compensation and Leadership Development Committee, which price shall be the lesser of (i) the fair market value of the Common Shares as of the first day of such plan period or (ii) the fair market value of the Common Shares as of the last day of such plan period, in each case less a discount to market as specified by the Compensation and Leadership Development Committee from time to time, such discount not to exceed 15%. The Company does not currently intend to offer a discount to market as part of the ESPP. The total amount of consideration eligible for the exercise of such deemed option will not exceed the total amount credited to such Participant's account pursuant to the ESPP for such plan period.

The Company will effect purchases of Common Shares under the ESPP by allocating the appropriate number of Common Shares to each Participant's share account, until the Maximum number of Common Shares available under the ESPP have been issued and purchased pursuant to the ESPP's terms. Participants will have all of the rights and privileges of any shareholder with respect to such shares once they have been allocated and registered in the Participant’s name or in the name of a nominee on the Participant’s behalf, but not beforehand. Any cash dividends paid with respect to a Participant's Common Shares will be either paid to Participant or credited to such Participant's account. Upon termination of the Participant's employment with the Company or participation in the ESPP, all Common Shares credited to such account, and all uninvested cash credited to the Participant's account will be distributed to the Participant. The Company will pay the costs of administering the ESPP.

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The Company will not grant to any Participant any right to purchase Common Shares if the exercise of such right would cause such Participant to own five percent or more of the combined voting power or value of all classes of the Company's capital shares. In addition, the number of shares which may be purchased by any Participant in any plan period cannot exceed the number of shares the fair market value of which, together with the fair market value of shares previously purchased by such Participant during such calendar year, in the aggregate exceeds $25,000. For the preceding limitation, fair market value is measured on the first day of the plan period.

Subject to the provisions of Section 423 of the Code, the Company has the power to amend the ESPP, in its sole discretion, at any time in any respect, except that the Company may not make any such amendment if it would retroactively impair or otherwise adversely affect the rights of any person to benefits that have already accrued under the ESPP.

The aggregate number of Common Shares subject to issuance under the ESPP is 270,000, plus approximately 79,000 remaining unissued Common Shares from the 2004 ESPP that were available for issuance as of January 1, 2023, subject to adjustment in the event of a share dividend, share split or similar change. These Common Shares may be newly issued Common Shares or may be Common Shares purchased for the ESPP on the open market at the discretion of the Company. The closing price of a Common Share on March 7, 2023, was $43.91.

The ESPP will terminate at such time as all of the Common Shares reserved for purchase under the plan have been purchased, or at any other time at the discretion of the Board of Directors.

Federal Income Tax Consequences

The following discussion is intended only as a general summary of the federal income tax consequences arising from the purchase of Common Shares pursuant to the ESPP ("Plan Shares") and the subsequent disposition of such Plan Shares, as based upon the Internal Revenue Code (the "Code") as currently in effect. Because federal income tax consequences will vary as a result of individual circumstances, each employee participating in the ESPP should consult his or her tax advisor with respect to the tax consequences of the purchase or disposition of Plan Shares. Moreover, the following summary relates only to Participants' federal income tax treatment. The state, local and foreign tax consequences may be substantially different.

The Company intends for the ESPP to be an “employee stock purchase plan” as defined in Section 423 of the Code, and plans to report the tax consequences of rights to purchase shares and the exercise of such rights pursuant to the ESPP accordingly. If the ESPP is not so qualified for any reason, including failure to receive the requisite shareholder approval, then the grant of a right to purchase Plan Shares will generally not be taxable, but Participants will recognize ordinary compensation income on the Purchase Date equal to the difference between the price paid and the fair market value of the Plan Shares on that date, and the Company will be entitled to a deduction for the same amount. Thereafter, a Participant will be taxed as any other investor in Common Shares, as if the Participant had purchased the Plan Shares at fair market value. Except where noted otherwise, the following discussion assumes that the ESPP is so qualified.

Under applicable provisions of the Code, Participants remain taxable on all compensation income, including the amount of payroll deductions used to purchase Plan Shares. However, assuming the ESPP is qualified pursuant to Code Section 423, Participants will not recognize taxable income, and the Company will not be entitled to a deduction, on the date of grant (the “Grant Date”) or the date of exercise (the "Purchase Date") of a right to purchase Plan Shares.

The tax treatment of a Participant who sells Plan Shares (or makes a taxable exchange of Plan Shares for other property) depends on how long the Participant holds those Plan Shares, measured from the Grant Date and the Purchase Date. If a Participant sells Plan Shares more than two years after the Grant Date and more than one year after the Purchase Date, the gain or loss on such sale is computed as the difference between the price paid and the sale price. If the Plan Shares are sold at a gain, a portion of the gain will be treated as ordinary compensation income equal to the lesser of (a) the difference between the fair market value of the Plan Shares on the Grant Date and the amount paid for such Plan Shares and (b) the difference, if any, between the fair market value of the Plan Shares on the date of disposition and the amount the Participant paid for such Plan Shares. If there is additional gain (in excess of the ordinary income amount), the remaining gain will be long-term capital gain. If the Plan Shares are sold at a loss, the loss will be a capital loss, and no portion of the loss will be treated as an ordinary loss or deduction. The Company will not be entitled to any deduction as a result of any such sale.

The Andersons, Inc. | 2023 Proxy Statement | 20

If a Participant sells Plan Shares within two years after the Grant Date or within one year after the Purchase Date (a "disqualifying disposition"), a two-step analysis is required. First, the Participant will recognize taxable, ordinary compensation income in the year of sale equal to the difference between the fair market value of the Plan Shares on the Purchase Date and the amount paid for such Plan Shares. This amount of ordinary compensation income is then treated as an additional amount paid for the Plan Shares, so that the Participant is deemed to have purchased the Plan Shares at their fair market value on the Purchase Date. Second, capital gain or loss will be computed as the difference between the actual sale price and the deemed purchase price (i.e., the difference between the actual sale price and the fair market value on the Purchase Date). The capital gain or loss will be long-term or short-term gain or loss depending on whether the Participant held the Plan Shares for more than one year after the Purchase Date. In the case of such a disqualifying disposition, the Company will be entitled to a deduction in the year of sale equal to the amount the Participant reports as ordinary income.

If a Participant makes a gift or otherwise disposes of Plan Shares other than in a taxable exchange or sale, the Participant may recognize taxable, ordinary compensation income in the year of such disposition. In the case of a disposition more than two years after the Grant Date and more than one year after the Purchase Date, if the fair market value of the Plan Shares on the date of disposition is greater than the amount the Participant paid for such Plan Shares, the amount of ordinary compensation income will be the lesser of the difference between the fair market value of the Plan Shares on the Grant Date and the amount paid for such Plan Shares and the difference between the fair market value of the Plan Shares on the date of disposition and the amount the Participant paid for such Plan Shares. If the fair market value of the Plan Shares on the date of disposition is not greater than the amount the Participant paid for such Plan Shares, the Participant does not recognize any ordinary compensation income. In the case of such a disposition within two years after the Grant Date or within one year after the Purchase Date (a "disqualifying disposition"), the amount of ordinary compensation income will be the difference between the fair market value of the Plan Shares on the Purchase Date and the amount paid for such Plan Shares.

If a Participant dies while still holding Plan Shares and the fair market value of the Plan Shares on the date of death is greater than the amount the Participant paid for such Plan Shares, the tax return for the year of death must include ordinary compensation income equal to the lesser of (a) the difference between the fair market value of the Plan Shares on the Grant Date and the amount paid for such Plan Shares and (b) the difference between the fair market value of the Plan Shares on the date of death and the amount the Participant paid for such Plan Shares. If the fair market value of the Plan Shares on the date of death is not greater than the amount the Participant paid for such Plan Shares, the tax return for the year of death will not include any ordinary income relating to the Plan Shares.

Any dividends paid on Plan Shares must be reported as ordinary income in the year paid, even if such dividends are reinvested in additional Plan Shares. The sale of Plan Shares purchased through dividend reinvestment is subject to the income tax rules that normally apply to the sale of securities.

As discussed above, the compensation to an employee related to the purchase and disposition of Plan Shares is only deductible to the Company if the employee makes a disqualifying disposition of the Plan Shares.

The discussion set forth above is intended only as a summary and does not purport to be a complete enumeration or analysis of all potential tax effects relevant to Participants under the ESPP. It is accordingly recommended that all Participants consult their own tax advisors concerning federal, state, local and foreign income and other tax considerations relating to the ESPP.

Specific Benefits

The benefits that will be received by or allocated to eligible employees under the ESPP cannot be determined at this time because the amount of contributions set aside to purchase Common Shares under the ESPP (subject to the limitations discussed above and in the ESPP) is entirely within the discretion of each Participant. If the share increase for the ESPP described in this proposal had been in effect in fiscal 2022, we do not expect that the number of Common Shares purchased by Participants in the ESPP during fiscal 2022 would have been materially different than the number of shares purchased as set forth in the table below.

The Andersons, Inc. | 2023 Proxy Statement | 21

Past Purchases Under the ESPP

As of March 7, 2023, an aggregate of 151,774 Common Shares have been purchased under the ESPP since December 31, 2019. The following table provides information regarding the number of Common Shares purchased under the ESPP during 2022 by the persons and groups identified:

Aggregate Number of Shares Purchased Under the ESPP in 2022
Named Executive Officers:
Patrick E. Bowe	646
Brian A. Valentine	—
William E. Krueger	—
Christine M. Castellano	—
Joseph E. McNeely	646
Total of all Current Executive Officers as a Group (8 persons)	1,292
Total of all Current Non-Employee Directors as a Group (10 persons) (1)	—
Each other person who has received 5% or more of the options, warrants or rights under the ESPP	—
All employees, including all current officers who are not executive officers, as a group	40,241
Total	41,533
(1) Non-employee directors are not eligible to participate in the ESPP.

The Board of Directors recommends a vote FOR approval of the ESPP.

The Andersons, Inc. | 2023 Proxy Statement | 22

Equity Plans

The following table provides information as of December 31, 2022 about the Company's Common Shares that may be issued upon the exercise of options and pursuant to performance share units under all of its existing equity compensation plans.

	Equity Compensation Plan Information
Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	(1) 1,045,889	$32.44	(2) 4,559,259
(1)    This number includes 397,304 total shareholder return-based performance share units at Maximum, 397,304 earnings per share-based performance share units at Maximum, 113,824 restricted share units and 137,457 restricted share awards outstanding under the 2019 Plan.
(2)    This number includes 78,866 Common Shares available to be purchased under the ESPP and 4,480,393 shares available under equity compensation plans. This number does not include shares requested for authorization as part of the 2004 Employee Share Purchase Plan, Restated and Amended January 2023 discussed previously.

The Andersons, Inc. | 2023 Proxy Statement | 23

Proposal for an Advisory Vote on Executive Compensation
    As required by Section 14A of the Exchange Act, as amended by the Dodd-Frank Act, the Board is submitting a non-binding advisory resolution to our shareholders for approval of the compensation of the Company’s NEOs as disclosed in the Compensation Discussion and Analysis section and related tables included within this proxy statement.
    We believe that our executive compensation programs appropriately link pay to performance and are well aligned with the long-term interests of our shareholders. We believe that the compensation we have given, viewed in the context of our operating results, demonstrates the appropriateness of our executive compensation practices. Please refer to the Compensation Discussion and Analysis section contained in this proxy statement for a description of the philosophy and design strategy of our compensation programs, our peer group benchmarking, and the actual values given as compensation for our NEOs.
    This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation and Leadership Development Committee will review and consider the voting results when making future decisions regarding our executive compensation program.
    Accordingly, the Board of Directors unanimously recommends a vote FOR the approval of the following advisory resolution on executive compensation:
    RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement is hereby APPROVED on an advisory basis.

The Andersons, Inc. | 2023 Proxy Statement | 24

Proposal for an Advisory Vote on the Frequency of Advisory Votes on Executive Compensation

As also required by revisions to the Exchange Act, pursuant to the Dodd-Frank Act, the Board of Directors is asking shareholders to vote on whether future advisory votes on executive compensation of the nature in the immediately preceding proposal should occur every year, every two years or every three years.
The Board of Directors has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time and recommends that shareholders vote for future advisory votes to occur every year. While the Company's executive compensation programs are designed to promote a long-term connection between pay and performance, and certain of the financial performance tests are multi-year tests, the Board of Directors recognizes that executive compensation disclosures are made annually, the Board itself is elected annually, and audited financial performance is reported annually, and therefore there is a logical basis for seeking shareholder opinion on executive compensation in the same cycle of disclosures, reporting and elections.
This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors. Shareholders will be able to specify one of four choices for this proposal on the proxy card; one year, two years, three years or abstain. Shareholders are not voting to approve or disapprove the Board's recommendation, but instead to state their preference. Although non-binding, the Board and the Compensation and Leadership Development Committee will carefully review the voting results. The Board may, in the future, decide to conduct advisory votes on a more or less frequent basis and may vary its practices based on factors such as shareholder feedback or the adoption of material changes to executive compensation programs.
The Board of Directors recommends Shareholders vote to conduct future advisory votes EVERY YEAR on executive compensation.
The Andersons, Inc. | 2023 Proxy Statement | 25

Appointment of Independent Registered Public Accounting Firm
Independent Registered Public Accounting Firm
Deloitte & Touche LLP ("Deloitte") has served as the Company's independent registered public accounting firm since 2015. Based on its evaluation of Deloitte's independence and performance on the recent audit, the Audit Committee has appointed Deloitte as the independent registered public accounting firm of the Company for the year ending December 31, 2023 and now seeks the shareholders' ratification of such appointment.
Representatives of Deloitte are expected to be present virtually at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.
Audit and Other Fees
During 2022 and 2021, Deloitte not only acted as the Company’s independent registered public accounting firm but also rendered other services to the Company. The following table sets forth the aggregate fees for professional services rendered by Deloitte for audit and tax services related to the years ended December 31, 2022 and 2021, respectively.

	2022	2021
Audit (1)	$4,241,993	$3,884,306
Tax (2)	148,231	70,926
Total	$4,390,224	$3,955,232
(1)Comprises the audits of the Company’s annual consolidated financial statements and internal controls over financial reporting and reviews of the Company’s quarterly consolidated financial statements, as well as the statutory audits of the Company’s consolidated subsidiaries, attest services, due diligence, and consents to SEC filings.
(2)Amounts related to tax compliance and consultation services.
Policy on Audit Committee Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm
The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy. This policy provides that audit services engagement terms and fees, and any changes in such terms or fees, are subject to the specific pre-approval of the Audit Committee. The policy further provides that all other audit services, audit-related services, tax services, and permitted non-audit services are subject to pre-approval by the Audit Committee. All of the services Deloitte performed for the Company during the years ended December 31, 2022 and 2021, were pre-approved by the Audit Committee.
The Andersons, Inc. | 2023 Proxy Statement | 26

Proposal to Ratify the Appointment of Independent Registered Public Accounting Firm
The Audit Committee has recommended, and the Board of Directors has approved, Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2023.
If the shareholders do not ratify this appointment, the Audit Committee may consider other independent registered public accounting firms. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our shareholders.
The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm.

The Andersons, Inc. | 2023 Proxy Statement | 27

Share Ownership
Shares Owned by Directors and Executive Officers
The following table indicates the number of Common Shares beneficially owned as of February 28, 2023. The table displays this information for the directors and executive officers as a group, for each director individually and for each of the NEOs (as defined hereafter). Unless otherwise indicated, each person has sole investment and voting power with respect to the shares set forth in the following table. Except as noted below, the address of the beneficial owners is The Andersons, Inc., 1947 Briarfield Boulevard, Maumee, Ohio 43537.

Name	Common Shares	Aggregate Number of Shares Beneficially Owned	Percent of Class(a)
Michael J. Anderson, Sr. (b)	441,782	441,782	1.3%
Gerard M. Anderson (c)	349,112	349,112	1.0%
Patrick E. Bowe	215,337	215,337	*
Steven K. Campbell (d)	—	—	*
Christine M. Castellano	22,958	22,958	*
Gary A. Douglas	6,098	6,098	*
Stephen F. Dowdle	29,940	29,940	*
Pamela S. Hershberger	11,789	11,789	*
Catherine M. Kilbane	42,099	42,099	*
Robert J. King, Jr. (e)	43,681	43,681	*
William E. Krueger (f)	543,335	543,335	1.6%
Joseph E. McNeely	43,145	43,145	*
Ross W. Manire	30,637	30,637	*
John T. Stout, Jr. (g)	42,204	42,204	*
Brian A. Valentine	54,828	54,828	*
All directors and executive officers as a group (18 persons)	1,925,129	1,925,129	5.7%
(a)An asterisk denotes percentages less than one percent.
(b)Includes 150,138 Common Shares held by Mrs. Carol H. Anderson, Mr. Anderson's spouse. Mr. Anderson disclaims beneficial ownership of such Common Shares.
(c)Includes 316,497 Common Shares held by trust.
(d)Mr. Campbell joined the Board of Directors on December 1, 2022.
(e)Includes 18,970 Common Shares held by trust.
(f)Includes 515,539 Common Shares held by trust.
(g)Includes 4,219 Common Shares held by trust.

The Andersons, Inc. | 2023 Proxy Statement | 28

Share Ownership of Certain Beneficial Owners
The following table indicates the number of Common Shares beneficially owned by each shareholder who is known to own beneficially more than 5% of our Common Shares as of December 31, 2022:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Common Shares Beneficially Owned	Percent of Class as of December 31, 2022
Common Shares	Blackrock, Inc. (a) 55 East 52nd Street New York, NY 10055	5,469,154	16.3%
Common Shares	The Vanguard Group, Inc. (b) 100 Vanguard Boulevard Malvern, PA 19355	3,845,919	11.5%
Common Shares	Dimensional Fund Advisors LP (c) Building One 6300 Bee Cave Road Austin, TX 78746	2,591,941	7.7%
(a)Based upon information set forth in the Schedule 13G filed on January 26, 2023 by Blackrock, Inc. Blackrock, Inc. is a holding company or control person with the sole power to vote 5,354,101 Common Shares and sole dispositive power over 5,469,154 Common Shares.
(b)Based upon information set forth in the Schedule 13G filed on February 9, 2023 by The Vanguard Group, Inc. The Vanguard Group, Inc. is an investment adviser and holding company with the sole power to vote 0 Common Shares and sole dispositive power over 3,795,588 Common Shares; and the shared power to vote 23,653 Common Shares and dispose of 50,331 Common Shares.
(c)Based upon information set forth in the Schedule 13G filed on February 10, 2023 by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP is an investment adviser with the sole power to vote 2,548,481 Common Shares and sole dispositive power over 2,591,941 Common Shares.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers and directors to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission. In addition, persons that are not executive officers or directors but who beneficially own more than ten percent of Common Shares must also report under Section 16(a). Copies of all Section 16(a) forms filed by officers, directors and greater-than-10% owners are required to be provided to the Company.
We have reviewed the reports and written representations from the executive officers and directors. Based on our review, we believe that all filing requirements were met during 2022, except for the following:
•Late Form 4s for all officers except Christine Castellano were filed on March 17, 2022 for vesting of Performance Share Units ("PSUs"). Ms. Castellano did not have PSUs scheduled to vest in 2022.
•A late Form 4 was filed for William E. Krueger on March 7, 2023 for a gift of shares from October 21, 2022 that was not previously reported.
Compensation and Leadership Development Committee Interlocks and Insider Participation
No member of our Compensation and Leadership Development Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the Compensation and Leadership Development Committee of any other company that has an executive officer serving as a member of our Board. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation and Leadership Development Committee.

The Andersons, Inc. | 2023 Proxy Statement | 29

Executive Compensation

Compensation and Leadership Development Committee Report
The Compensation and Leadership Development Committee (the "Committee") has reviewed and discussed with management the Compensation Discussion and Analysis which follows, and, based on such review and discussion, recommends to the Board of Directors of The Andersons, Inc. that it be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2022.
COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE
Ross W. Manire (chair), Gary Douglas, Pamela S. Hershberger, Robert J. King, Jr., John T. Stout, Jr.

Compensation Discussion and Analysis
The following section describes the components of our executive compensation program for our NEOs, whose compensation is set forth in the Summary Compensation Table and other compensation tables contained in this proxy statement. For the year ended December 31, 2022, our NEOs included the following individuals:

Officers	Title as of December 31, 2022
Patrick E. Bowe	President and Chief Executive Officer
Brian A. Valentine	Executive Vice President, Chief Financial Officer
William E. Krueger	Chief Operating Officer
Christine M. Castellano	Executive Vice President, General Counsel & Corporate Secretary
Joseph E. McNeely	President, The Andersons Nutrient and Industrial

Executive Summary
Rewarding Performance and Achieving Objectives
    Our compensation plans and policies are structured to achieve the following goals:

•Compensation should reflect a balanced mix of short and long-term components.
•Short-term cash compensation (which is both base pay and annual incentive) should be based on annual Company, business unit and individual performance.
•Long-term equity compensation should encourage achievement of the Company’s long-term performance goals and align the interests of executives with shareholders.
•Executives should build and maintain appropriate levels of Company stock ownership, so their interests continue to be aligned with the Company’s shareholders.
•Compensation levels should be sufficient to attract and retain highly qualified employees.

The Andersons, Inc. | 2023 Proxy Statement | 30

To do so, we provide:

Base Salary	A base salary is established for each position, based upon competitive benchmarking and an understanding of each individual’s contribution, responsibilities and experience.
Short-Term Incentive Compensation
An annual cash incentive. For 2022, 75% of the NEO's Target incentive under the annual incentive plan ("AIP") was determined by a formula based on three (3) financial metrics: 25% on pretax income of the executive’s individual business unit or the Company as a whole (depending on the NEO), 25% on the return on invested capital ("ROIC") of the executive's individual business unit or the Company as a whole (depending on the NEO) and 25% on free cash flow ("FCF") of the Company as a whole. The remaining 25% is awarded at the discretion of the CEO (or the Committee in the case of the CEO's own award) based on individual contributions. Unlike the other NEO's, 64% of William E. Krueger's Target incentive is determined by a formula based on pretax income of the Trade and Renewables Groups, 12% on the ROIC of the Trade and Renewables Groups and 12% on FCF of the Company as a whole with 12% awarded at the discretion of the CEO. Beginning in the 2023 plan year, with his appointment to COO, Mr. Krueger will receive his AIP award in the same manner as the other NEO's (25% pretax income, 25% ROIC, 25% FCF and 25% discretionary) in accordance with current plan structure. Maximum incentive payout for the objective financial measures is two times the individual’s target. The discretionary portion is based on a pool that will never exceed 2x the collective NEO’s Target amounts. This pool is allocated to each NEO at the discretion of the CEO (or the Committee for the CEO).

Long-Term Incentive Compensation:
Performance Share Units
Grants of units convertible to common stock upon performance criteria being met over a three-year period. In 2022, fifty percent (50%) of the value of the Long-Term Incentive equity grant was in the form of PSUs, except for Mr. Bowe who received 60% of the grant value as PSUs. Beginning with the 2023 grant, with his appointment to COO, Mr. Krueger will also receive 60% of his grant value as PSUs. Within the grant value tied to PSUs, fifty percent (50%) will vest based on cumulative, diluted earnings per share (or "EPS") criteria and fifty percent (50%) will vest based on relative Total Shareholder Return over a three-year performance period (or "rTSR"). The details of the rTSR criteria are described in the Performance Share Units section below.

Restricted Share Units
Grants of units representing common stock subject to vesting over a three-year period. In 2022, fifty percent (50%) of the value of the Long-Term Incentive equity grant was in the form of restricted share units ("RSUs") for all NEOs with the exception of Mr. Bowe, who received 40% of the value as RSUs. Beginning with the 2023 grant, with his appointment to COO, Mr. Krueger will also receive 40% of his grant value as RSUs.

    NEO compensation is designed to maintain a strong link between pay and performance with both short and long-term incentives. The majority of our NEO compensation varies based on performance. For 2022, 79% of CEO compensation and 62% of all other NEO's compensation was designed to vary with Company and, where relevant, business unit performance.

Mix of Target Compensation

The Andersons, Inc. | 2023 Proxy Statement | 31

2022 Financial Performance Highlights
The Company's financial results for the year ended December 31, 2022 are as follows:
•The Company reported net income attributable to The Andersons, Inc. common shareholders from continuing operations of $119.1 million or $3.46 per diluted share.
•The Trade segment reported income before income taxes of $95.2 million, driven by strong elevation margins in grain assets and optimized merchandising income through execution across our broad portfolio.
•The Renewables segment recorded income before income taxes of $108.2 million on solid plant performance and strong co-product values.
•The Plant Nutrient segment recorded income before income taxes of $39.2 million on higher prices, tight supplies and well-positioned inventory during the spring application season.

Summary Incentive Awards Earned
Based on these results as well as other measures of our financial performance as discussed in more detail below, NEOs were eligible for payouts under our 2022 AIP performance that varied from 176-199% of their individual Targets, depending on business unit. NEOs were eligible for 200% and 144% payouts for the EPS and rTSR performance-based portion of our long-term incentive plans, respectively, that vested in 2022. More specifically:
•All of our NEOs who were actively employed at year end received a payout as part of his or her annual cash bonus based on Company and individual performance. Prior to his appointment to COO, William E. Krueger, received a payout based on his individual and segment-specific performance with a smaller portion tied to Company performance.
•Half of the PSUs granted in 2020 and vesting as of December 31, 2022, were tied to our 3-year cumulative EPS performance. Executives received a 200% payout on these awards as our actual 3-year cumulative EPS was 10% above the Maximum set for these awards, as discussed in more detail below.
•Half of the PSUs granted in 2020 and vesting as of December 31, 2022, were tied to our 3-year rTSR performance. Executives received a 144% payout on these awards as our actual rTSR outperformed the Russell 3000 Index by 7.9%.
The graphs below display trends in pretax income(1), FCF, and ROIC compared to total short-term incentives for the Company’s CEO for each year presented:

Pretax Income and CEO AIP Performance
2020 - 2022
Pretax Income ($millions)
$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
$—
CEO AIP as a % of Target
200%
175%
150%
125%
100%
75%
50%
25%
—%
2020
2021
2022
Target
Actual
CEO AIP Payout

(1) Non-GAAP measure reflects "Income (loss) before income taxes attributable to the Company from continuing operations" from the Company's Consolidated Statements of Operations filed in Form 10-K, adjusted for certain expenses. For a reconciliation of this number to the nearest GAAP measure, see Appendix B.
The Andersons, Inc. | 2023 Proxy Statement | 32

FCF and CEO AIP Performance
2020 - 2022
FCF ($millions)
$250
$200
$150
$100
$50
$—
CEO AIP as a % of Target
200%
150%
100%
50%
—%
2020
2021
2022
Target
Actual
CEO AIP Payout

ROIC and CEO AIP Performance
2020 - 2022
ROIC ($millions)
8%
7%
6%
5%
4%
3%
2%
1%
—%
CEO AIP as a % of Target
200%
150%
100%
50%
—%
2020
2021
2022
Target
Actual
CEO AIP Payout

The Andersons, Inc. | 2023 Proxy Statement | 33

The following long-term performance and compensation graphs illustrate diluted EPS(1) and relative TSR and the resulting CEO equity-based compensation from Performance Share Units (PSUs) for the three-year performance periods ending on December 31 for the years presented below:

Cumulative EPS and EPS PSU Payouts
3-Years Ending 2020 - 2022
$10.00
$9.00
$8.00
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$—
Cumulative EPS
200%
175%
150%
125%
100%
75%
50%
25%
—%
PSUs as a % of Target
2020
2021
2022
Target
Actual
PSU Payout - EPS Shares

(1) Non-GAAP measure. Using an adjustment framework approved by the Compensation and Leadership Development Committee, the EPS number used to determine compensation amounts was adjusted to remove certain items that were not representative of ongoing operations. See reconciliation tables in Appendix B for a reconciliation to the nearest GAAP measure.

Relative TSR and TSR PSU Payouts
3-Years Ending 2020 - 2022
Annualized Total Shareholder Return
30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
—%
(5.0)%
(10.0)%
(15.0)%
(20.0)%
PSUs as a % of Target
200.0%
150.0%
100.0%
50.0%
—%
2020
2021
2022
Russell 3000
ANDE
PSU Payout - TSR Shares

The Andersons, Inc. | 2023 Proxy Statement | 34

We establish both Threshold and Target levels for our incentives, and cap an individual's incentive, no matter how extraordinary the performance, at twice the Target incentive. We believe our standards for Threshold and Target levels provide fair and challenging goals based on historical results. For the three-year period ending in 2022, we achieved earnings of $7.46 per diluted share, adjusted for certain items, as noted above. The relationship between performance-based pay and pay at risk is strong as evidenced by the graphs of annual and long-term NEO compensation. See the Equity Grants section below for greater detail on the composition of bonus performance targets and thresholds.

Consideration of 2022 Say on Pay Advisory Vote
The Company’s executive compensation was approved by 96% of the shareholders in the 2022 proxy. In view of this result, we believe there is broad support by the shareholders for the overall direction, philosophy and value of our executive compensation plans. As a result, no material changes were made to the Company’s executive compensation plans in direct response to the voting results. Consistent with our recommendation, we are submitting our executive compensation plans to an annual non-binding vote of shareholders in this proxy statement. The Company intends to continue this practice on an annual basis.

Compensation Governance Framework

In order to meet the key objectives of our executive compensation program and to mitigate risk from our compensation practices, the Company has adopted a strong corporate governance framework that includes the components described below.

•Stock Ownership Guidelines - We have established stock ownership guidelines for our executive officers with target shareholding levels expressed as multiples of base salary to further align the interests of our executives with those of our shareholders. Our Directors are also subject to ownership guidelines expressed as a multiple of their annual retainer. Refer to our Stock Ownership and Retention Policy for additional information.

•Share Retention Requirement - Company officers are required to retain at least 75% of the net shares acquired through incentive awards until their target shareholding level is achieved. Refer to the Stock Ownership and Retention Policy for additional information.

•Recoupment Policy - We have adopted a policy requiring the repayment or “clawback” of excess cash or equity-based compensation from each executive officer of the Company (and also the Controller of the relevant business unit) where the payments were based on the achievement of financial results that were subsequently the subject of a financial restatement (where misconduct is the cause of the restatement). With final rules adopted by the SEC implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we plan to adjust our policy accordingly in 2023 once the new requirements are implemented by NASDAQ.

•No Automatic Single-Trigger Vesting - The 2019 Plan does not provide for automatic single-trigger vesting following a change in control.

•No Stock Option Re-Pricing - The 2019 Plan does not permit us to reprice stock options without shareholder approval or to grant stock options with an exercise price below fair market value.

•Minimum Vesting Period - The 2019 Plan requires a minimum one-year vesting requirement on long-term incentive grants, subjected to limited exceptions.

•No Excise Tax Gross-Ups - The Company does not provide tax gross-ups for excise taxes that may be imposed under IRC Section 4999 following a change-in-control or on executive benefits and perquisites during normal employment.

•Annual Say on Pay Vote - We value the input of our shareholders and conduct a non-binding vote on our executive compensation policies and practices annually.

•No Hedging or Pledging - The Company prohibits the hedging or pledging by an Officer or Director of his/her interest in The Andersons, Inc. stock. “Hedging” of an interest in stock means the buying or selling of derivatives or other financial instruments, most commonly (but not exclusively) futures, put options and call options on the Company's Common Shares, in order to monetize the stock, or mitigate the risk of stock ownership. “Pledging” of an interest in stock means granting the stock as collateral to a creditor as security for a loan or other obligation.
The Andersons, Inc. | 2023 Proxy Statement | 35

General Principles and Procedures
Committee’s Role and Responsibilities
The Committee, which is composed solely of independent directors, reviews all aspects of cash and long-term incentive compensation for executive officers and makes recommendations to the Board pursuant to a Committee charter, which is reviewed and approved by the Governance and Nominating Committee, and ratified by the full Board, annually.
The CEO and members of our Human Resources team make initial recommendations to the Committee and participate in Committee discussions. In the case of the CEO, compensation is determined by the Committee, without management present. The Committee then makes recommendations related to the compensation provided to all executive officers (including the CEO) to the Board of Directors for their approval.
Committee Consultants
The Committee is empowered by its charter to retain its own independent legal and compensation consultants, at the Company's expense. The Committee engaged Semler Brossy to objectively review and make recommendations regarding 1) aspects of our Long-Term Incentive Compensation Plan and equity grants, and 2) Total Direct Compensation for executive officers and non-employee independent directors. Semler Brossy also supports the Committee in identifying an appropriate peer group for benchmarking executive pay levels and practices, annually providing the Committee with data on competitive pay levels for the senior executives and the design and calibration of our annual incentive plan, providing the Committee with regular updates on regulatory and governance considerations, and providing input into the Company's disclosures on executive compensation and other activities. Annually, the Committee reviews the independence of Semler Brossy based on the NASDAQ listing standards and has determined that Semler Brossy is independent of management. The firm continued to provide independent advice to the Committee in 2022 regarding Committee matters.
Benchmarking
For NEOs, we compare our compensation to that of other companies on an annual basis. For 2022, compensation was benchmarked against public market data from peer company proxies as well as based on data published in annual compensation surveys.
Peer group companies are reviewed annually by the Committee based on the recommendations of Semler Brossy. Peers are selected to best reflect our mix of businesses and economics, such as operating income, market value and operating margin. We do not reference revenue as a factor in assessing our peer group.
Our approach to benchmarking combines peer group data from commodities-based businesses with general industry surveys that reflect a smaller revenue scope than our actual revenue. This approach addresses the issue that our commodities-based business may overstate our true peer size and seeks to avoid the upward compensation pressure a peer-group only approach might create.

The peer group used for NEO pay decisions in 2022 is comprised of these 13 companies:

Applied Industrial Tech	Fresh Del Monte Produce, Inc.	Sanderson Farms, Inc.
Beacon Roofing Supply, Inc.	Flowers Foods, Inc.	SiteOne Landscape Supply
Cal-Maine Foods, Inc.	Green Plains, Inc.	SpartanNash Co.
Calavo Growers	Greenbrier Cos., Inc.	The Chef's Warehouse, Inc.
Darling Ingredients, Inc.

For 2022 pay decisions, the peer group was changed to remove BMC Sock Holdings, Inc (company was acquired).
Our pay strategy is to have Target Total Direct Compensation (sum of base salary, short-term incentive and long-term incentive) aligned with the median of our competitive benchmark if annually established Target levels for Company and business unit pretax income, ROIC and FCF are achieved. While the Committee referenced the median of market data for each element, as well as the sum of all elements of total compensation when making pay decisions for NEOs, actual and Target pay for each executive may vary from market median based on the Committee’s assessment of each individual’s skill, experience, performance and other contributions, as well as the overall business context of the Company and year-over-year changes in market pay levels, each assessed by the Committee in its judgment without any specific weightings or formulas.

The Andersons, Inc. | 2023 Proxy Statement | 36

Elements of Total Direct Compensation
Following is an overview of the 2022 components of Total Direct Compensation for NEOs:

Total Cash Compensation
Element	Description	Objective	Delivery
Base Salary	Generally targeted at the median of market benchmarks.	Payment for day-to-day performance of job accountabilities. A market-based range allows for variation based on skills, experience, and performance.	Cash
Short-term Incentive Compensation – Annual Incentive Plan
Annual incentive opportunity calculated as percentage of base salary. Short-term incentive is based primarily upon the formula as described in Annual Incentive Plan below. A discretionary award may also be awarded by the CEO (or the Committee in the case of the CEO). At Target performance in 2022, the discretionary amount is 25% of the total incentive bonus Target, except for William E. Krueger whose discretionary award is limited to 12% of his total Target opportunity. Beginning January 1, 2023, with his appointment to COO, Mr. Krueger will have the same 25% discretionary funding as the other NEOs. Maximum incentive payout for the objective financial measures is two times the individual’s Target, regardless of performance. The discretionary portion is based on a pool that will never exceed 2x the collective NEO’s Target amounts. This pool is allocated to each NEO at the discretion of the CEO (or the Committee for the CEO).
		Incentive for annual pretax income, ROIC, FCF performance plus other non-financial objectives. Allocation of discretionary pool based on assessment of overall individual performance and achievement of individual objectives.	Cash

Long-term Incentive ("LTI") Compensation
Element	Description	Objective	Delivery
Performance Share Units
Grant amount represents half of the NEO’s total LTI Target opportunity; 60% for Mr. Bowe. Vesting of PSUs granted in 2022 was based upon achievement of: 1) targeted cumulative diluted Earnings Per Share (EPS) over the 3-year performance period, and 2) relative Total Shareholder Return (rTSR) over the 3-year performance period. 50% of PSUs are earned based on cumulative EPS and the remaining 50% based on rTSR. Beginning with the 2023 grant, and his appointment to COO, Mr. Krueger will have 60% of his grant value in the form of PSUs.
		Taken together the two equally weighted performance measures used for the PSUs reward an effective balance between consistent year-over-year earnings and shareholder return expectations. The use of rTSR strengthens the link between share price growth and long-term compensation.	Conversion of units to Common Shares (if earned) at end of three-year performance period and are then subject to the Stock Ownership & Retention Policy.
Restricted Stock Units	Grant amount represents half of the NEO's total LTI Target; 40% for Mr. Bowe. Beginning with the 2023 grant, and his appointment to COO, Mr. Krueger will have 40% of his grant value in the form of RSUs.	Promotes retention due to the multi-year vesting period. Also creates focus on share price and alignment with shareholders.	Delivery of restricted units at grant date. Units have graded vesting over three years and are then subject to the Stock Ownership & Retention Policy.

The Andersons, Inc. | 2023 Proxy Statement | 37

2022 Executive Compensation Components
Base Pay
Generally, annual increases to base salary for each NEO are determined based upon the NEO’s current salary relative to competitive benchmark information, individual performance and the Company’s plan for overall wage increases. Larger salary increases may occur when promotions or new accountabilities create additional value for a position, benchmark data indicates that an adjustment is necessary to maintain market competitiveness or based upon considerations of internal equity with other similarly situated NEOs. In particular, Mr. Krueger's increase reflects his promotion to COO and recognizes his past experience as a CEO, and Mr. Valentine's and Ms. Castellano's increases reflect competitiveness for their roles in the markets in which they have experience working.
For 2022, the Committee referenced the median of competitive benchmark information when considering each NEOs competitive salary positioning. The Committee considers a range of plus or minus 15% from the median of the benchmark information as a competitive target range.
The following is a table setting forth NEO annualized base salary as of December 31, 2022 and 2021 and the percentage change:

	2022	2021	% Change
Patrick E. Bowe	$1,000,000	$960,000	4.2%
Brian A. Valentine	585,000	485,000	20.6%
William E. Krueger (1)	950,000	600,000	58.3%
Christine M. Castellano	450,000	400,000	12.5%
Joseph E. McNeely	450,000	450,000	0.0%
(1) Base salary for Mr. Krueger in 2022 was increased in December upon his appointment to Chief Operating Officer.
Annual Incentive Plan

We believe that our annual incentive plan encourages sound investment decisions, prudent asset management, and profitable business group and Company performance. Our AIP includes three quantitative metrics, pretax income, return on invested capital and free cash flow, in each case subject to certain adjustments as described below. These metrics were selected to align the efforts of executives with our strategies, our shareholders and to maximize value.

The Compensation and Leadership Development Committee approves the financial Threshold, Target and Maximum for each of the selected metrics. Thresholds are levels of pretax income, ROIC and FCF that must be achieved before any AIP payment is earned. At Threshold performance, only minimum levels of AIP payments are earned. Targets are the levels of pretax income, ROIC and FCF at which the resulting AIP payment will equal the targeted competitive level of compensation discussed under “Benchmarking” above. Maximums are levels of pretax income, ROIC and FCF at which the Maximum bonus amounts are earned. We establish performance goals at both the individual business group and total Company level for pretax income and ROIC goals (depending on the NEO), while FCF is measured only at the overall Company level for all participants.

For 2022, pretax income Targets were set at the approved 2022 budget. Thresholds were set at 50% of the Targets. Maximums were set at approximately 173% of Target.

ROIC Targets were set at or above business group and Company planned ROIC (124% for total Company) with Thresholds set at varying percentages of the Target in light of specific business outlook (60% - 86% for business groups, 67% for total Company). The Maximums were set at 120% - 176% of the Targets for the business groups, and 115% for total Company. Lastly, the Company FCF Target represented an amount that was just above the consolidated budget. Threshold for FCF was set at 50% of Target. The Maximum was set at 250% of Target.

With the exception of FCF, 2022 Targets were significantly increased from 2021 Targets for all business groups and the total Company; FCF was reduced due to the expected strategic growth investments planned for 2022. The Committee believes the 2022 business plan was challenging at the time it was approved and created additional alignment with our short and long-term business plans and strategies.

The Andersons, Inc. | 2023 Proxy Statement | 38

The Committee retains discretion to consider adjustments to performance results to exclude the impact of unusual or extraordinary transactions that do not reflect the on-going business operations and to avoid unintended incentives for management to make decisions solely on the basis of achieving financial results. The Committee uses a decision framework for consistency to consider the materiality and facts and circumstances of potential adjustments and has discretion as to which groups and/or individuals are impacted. The financial goals and results impacting 2022 NEO compensation were as follows:

	FCF (3)				ROIC (4)				Pretax Income (5)
(in thousands)	Threshold	Target	Maximum	Actual	Threshold	Target	Maximum	Actual	Threshold	Target	Maximum	Actual
Trade & Processing (1)	$—	$—	$—	$—	3.7%	5.5%	6.6%	7.7%	$41,500	$83,000	$143,500	$184,355
Nutrient & Industrial (2)	—	—	—	—	6.5%	7.6%	13.4%	11.1%	13,000	26,000	45,000	39,162
Company	30,000	60,000	150,000	147,800	3.5%	5.2%	6.0%	7.0%	36,250	72,500	125,500	175,491
(1)Trade & Processing represents the reportable business segments of Trade and Renewables.
(2)Nutrient & Industrial represents the reportable business segment of Plant Nutrient.
(3)FCF is derived from the Consolidated Statements of Cash Flows and is calculated as Cash provided by (used in) operating activities plus proceeds of asset/facility sales; less the following items: changes in operating assets & liabilities, purchases of property, plant, equipment and investments, cash dividends, any impacts from amounts attributable to the noncontrolling interest, and any impacts from discontinued operations in the Consolidated Statements of Cash Flows.
(4)ROIC is calculated as adjusted pretax income before interest expense, assuming a statutory blended tax rate of 25%, divided by net invested capital. Adjusted pretax income is a non-GAAP measure. See reconciliation tables in Appendix B for further information. Total adjusted invested capital includes total equity and total debt, less Cash and cash equivalents (as reported on the Consolidated Balance Sheets) and uses a five-quarter rolling average.
(5)Non-GAAP measure. Pretax income is determined as See reconciliation tables in Appendix B for further information.

For any individual eligible for AIP incentive awards, including the NEOs, the AIP award is divided into components: three non-discretionary components based upon Company or business group pretax income, Company or business group ROIC and Company FCF; and a discretionary component based upon the CEO’s assessment of individual performance (in the case of the CEO, the Committee’s assessment of CEO's performance). If the Company, as a whole, or an individual business group, as applicable, exceeds Threshold, the amount available for Company or business group incentives will be increased proportionately. If Thresholds are not met, no Company or business group incentives are earned for the non-discretionary portions of AIP which are based on Company or business group performance, as applicable. While our expectation is that each business group will achieve at least Threshold performance resulting in at least a minimum Company or business group incentive, this is not always possible due to the volatility of the Company's industries.

The criteria by which each NEO is measured is shown below:

	Formula			Discretionary	Total
	Group Pretax Income	Group ROIC	Company FCF	Individual Performance
William E. Krueger	64%	12%	12%	12%	100%
Joseph E. McNeely	25%	25%	25%	25%	100%

	Formula			Discretionary	Total
	Company Pretax Income	Company ROIC	Company FCF	Individual Performance
Patrick E. Bowe	25%	25%	25%	25%	100%
Brian A. Valentine	25%	25%	25%	25%	100%
Christine M. Castellano	25%	25%	25%	25%	100%
The Committee considers and approves all NEO AIP incentives, including the discretionary portion attributed to individual performance. For 2022, the pool of dollars available to the CEO for this discretionary portion was based on a combination of business unit pretax income performance, business unit ROIC performance and the Company's FCF performance. The Committee may elect to fund a minimum amount for the discretionary performance portion of AIP even when the Company or business unit has not achieved Threshold performance. While no amount of funding is assured in this circumstance, if the Committee determines that some level of award for individual performance is appropriate, it may elect to authorize discretionary funding.

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As business unit and Company financial metric Thresholds are exceeded, the funding of the discretionary pool increases proportionately. At Target performance the aggregate pool for discretionary awards is 25% of the total AIP cash bonus pool. The CEO bases his determination for discretionary awards on his assessment of the NEO's business unit and individual performance, unique challenges faced by such NEO's industry, as well as the size of the NEO's Company and business unit-based AIP incentive in light of the challenges and opportunities which may have impacted their ability to achieve Target income levels. The CEO has latitude in awarding discretionary awards to the executive team based on each executive's individual performance and contributions, but each discretionary award recommended by the CEO must be approved by the Committee. For 2022, the CEO recommended and the Committee approved discretionary awards for the NEO group, excluding the CEO, which averaged 193% of the Target value for the individual performance component of AIP incentives. In addition to the individual performance efforts of the NEOs, discretionary factors also included safety performance, successful talent management in a challenged labor market, strategic leadership, strong operational and financial management, execution of merger & acquisition and growth strategy, safety and employee engagement efforts.
The Committee makes the determination of the individual performance award for the CEO. For 2022, the Committee considered safety performance, progress and challenges in several areas: financial performance of the business, strategic planning efforts, execution of strategic components through mergers & acquisitions, proper control and risk management, employee engagement efforts, management challenges associated with the pandemic and other performance items as determined by the board, in awarding 199% of the discretionary Target value to the CEO.
The following table includes 2022 and 2021 AIP payouts (including both formula and discretionary components) and the percentage of total Target incentive for each of the NEOs:

	2022			2021			Target as a % of Base Salary (1)
	Payout	Target	% of Target	Payout	Target	% of Target
Patrick E. Bowe	$1,993,000	$1,000,000	199%	$1,846,000	$960,000	192%	100%
Brian A. Valentine	990,000	497,250	199%	825,000	412,250	200%	85%
William E. Krueger (2)	2,379,110	562,500	423%	1,750,000	950,000	184%	75%
Christine M. Castellano	672,000	337,500	199%	600,000	300,000	200%	75%
Joseph E. McNeely (3)	593,000	337,500	176%	627,000	313,562	200%	75%
(1)Amounts are reflective of competitive practices based on peer group benchmarking provided by the Committee's independent compensation advisor.
(2)Mr. Krueger's 2022 Target represents 75% of his original 2022 base salary of $750,000. His base salary was increased in December of 2022 upon his appointment to Chief Operating Officer.
(3)Amount in 2021 represents Mr. McNeely's prorated award, as he had a mid-year compensation adjustment in that year.

2022 Equity Grants
Equity was issued to our executives in 2022 under the Company’s 2019 Plan in the form of 50% RSUs and 50% PSUs, except for Mr. Bowe who received an LTI grant comprising of 40% RSUs and 60% PSUs. For all executives we target long-term compensation to be an amount on the date of grant which, when combined with base salary and Target bonus, aligns the aggregate Total Direct Compensation to a level that is competitive with market metrics and reflects each executive's level of experience, skills, and contributions. For the 2022 grants, the NEOs Targeted LTI value on the date of grant equaled 270% of salary for Mr. Bowe, 120% of salary for Mr. Valentine and averaged 75% of salary for the remaining NEOs.
The methodology for determining the number of units to be granted uses the Committee approved LTI dollar value for each executive officer approved by the Committee as of March 1, 2022. The actual number of units granted is based on the average closing price for the month of February with a grant effective date of March 1. This methodology is objective and avoids any recalculation of granted shares due to price volatility between an estimated price and the actual grant date price.
We generally approve annual equity awards with consistent timing aligned with the Committee's first regular meeting each year. We may also issue grants of equity-based compensation to executives who join the Company during the year, but do not generally issue equity compensation to non-executive employees outside of the annual grant.

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The following are the Target compensation values for the equity grants made to NEOs for both 2022 and 2021:

	2022		2021
	Target	% of Base Salary	Target	% of Base Salary
Patrick E. Bowe	$2,700,000	270%	$2,592,000	270%
Brian A. Valentine	702,000	120%	582,000	120%
William E. Krueger (1)	562,500	75%	450,000	75%
Christine M. Castellano	337,500	75%	300,000	75%
Joseph E. McNeely	337,500	75%	240,000	60%
(1) Mr. Krueger's 2022 Target compensation value for equity grants represents 75% of his original 2022 base salary of $750,000. His base salary was increased in December of 2022 upon his appointment to Chief Operating Officer.

Restricted Shares
RSUs and Restricted Share Awards ("RSAs") promote retention and alignment with shareholder interests by tying executives' compensation to Company share price. Historically, through 2021, the Company awarded RSAs to management participants, including NEOs. Beginning with the 2022 grant, the Committee elected to switch from granting RSAs to RSUs. The 2022 RSUs vest in three installments - 33.3% per year starting on March 1 following the year of grant and annually thereafter until 100% vested. Dividends on awarded RSUs are delivered in the form of additional shares as restrictions lapse equivalent to the dollar value of dividends attributable to the number of shares vesting.
Performance Share Units
PSUs deliver Company stock based on the achievement of specific financial and stock price appreciation goals. PSUs granted in 2022 have a three-year performance period and are earned based on: 1) cumulative diluted Earnings Per Share (or "cumulative EPS") and 2) relative Total Shareholder Return (or "rTSR"). The number of PSUs available for issuance at Target performance is based on 50% of the NEO's Targeted LTI value, except for Mr. Bowe whose PSUs available for issuance at Target performance is 60%. The cumulative EPS and rTSR results for the performance period determine how many underlying shares are actually issued.
The PSUs granted are based 50% on cumulative EPS and 50% on rTSR. Unlike restricted stock, which requires only continued service to be earned by the executive, the PSUs are only earned when the Company achieves targets that emphasize the Company’s pay-for-performance philosophy. Dividends on awarded PSUs are delivered in the form of additional shares at the end of the performance period but only equivalent to the value of dividends on the number of shares ultimately earned and delivered.
For cumulative EPS based PSUs, performance is measured against pre-established 3-year Threshold, Target, and Maximum levels of achievement for 3-year cumulative EPS. These levels of achievement are based on the cumulative EPS plan for the year the grant is made plus a target growth component for the next two years. For the 2022 grant, we based year two performance on the strategic plan for 2023 (143% growth in EPS) and a 7% growth was applied to year two EPS to set year three’s Target. We consider both the industry trends and market expectations when setting cumulative EPS objectives for vesting PSUs. The Committee reviews and approves these criteria in advance of the grant. Threshold goals are a floor, so that performance below “Threshold” results in no cumulative EPS-based PSU award delivery. Threshold goals are set at a level equal to minimally acceptable performance. Target goals are then set at a level which would be challenging but reasonably achievable under normal market conditions. In order to achieve the Maximum PSU award, exceptional cumulative EPS growth performance must be achieved over the performance period. As noted previously, a downturn in agriculture significantly impacted our ability to achieve short and long-term objectives used to deliver incentive compensation from 2016-2020; this began to change in 2021 with higher product demand and global supply constraints due to a variety of factors. Cumulative EPS for LTI grants may be adjusted for unusual or non-recurring items.
In determining cumulative EPS Threshold, Target, and Maximum performance levels, the Committee considers short and long-term business goals at the time of grant. The Committee also considers related factors, including recent EPS performance, and economic and industry conditions that may impact cumulative EPS performance.

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The following table displays Threshold, Target and Maximum achievement levels for the EPS-based PSUs with performance periods ending over the most recent three years:

Cumulative Diluted Earnings Per Share	Threshold	Target (1)	Maximum (2)	Actual (3)	Percent of Target PSU Value Earned
3 years ended 2022	$2.99	$4.66	$6.78	$7.46	200%
3 years ended 2021	4.47	6.97	10.14	5.55	56%
3 years ended 2020	4.55	6.89	9.73	3.34	0%
(1)Level at which 100% of Target LTI based on cumulative EPS is achieved.
(2)Level at which 200% of Target LTI based on cumulative EPS is achieved.
(3)Non-GAAP measure. Using an adjustment framework approved by the Compensation and Leadership Development Committee, the EPS number used to determine compensation amounts was adjusted to remove certain items that were not representative of ongoing operations. See reconciliation tables in Appendix B for a reconciliation to the nearest GAAP measure.
The following table displays Threshold, Target and Maximum achievement levels for the EPS-based PSUs outstanding at December 31, 2022:

Cumulative Diluted Earnings Per Share	Threshold	Target (1)	Maximum(2)
3 years ended 2024	$4.64	$6.49	$7.67
3 years ended 2023	2.87	4.02	4.92
(1)Level at which 100% of Target LTI based on cumulative EPS is achieved.
(2)Level at which 200% of Target LTI based on cumulative EPS is achieved.

The Company also utilizes a rTSR measure in addition to cumulative EPS to achieve the following objectives:
•Create direct alignment between equity-based awards and shareholder return performance relative to the market
•Strengthen the link between share price growth and long-term compensation
•Create an effective combination of performance measures that taken together provide an effective balance between earnings and shareholder return expectation
The comparator group selected for the rTSR metric is the Russell 3000 Index. Key selection considerations included industry, revenue, median market capitalization, business model, price volatility, future growth considerations and stock price correlation. After extensive study of alternative broad-based indexes and custom peer groups, the Company believes a broad-based index such as the Russell 3000 Index is the most appropriate and objective approach. Difficulties selecting and maintaining a custom performance peer group based on key selection considerations would overly complicate the use of rTSR without improving the effectiveness of linking pay to performance.
Our relative rTSR metric uses a composite out-performance design to capture the magnitude of performance relative to the index and for efficient administration and communication. This design was chosen over percentile rank designs which can over or understate relative performance. The metric also includes a negative rTSR Threshold which limits the vesting of units to shares when rTSR is negative regardless of results relative to the index. The following table summarizes our rTSR plan design:

		Vested PSU Payout Percent
Goal Achievement	Company's 3-Year Annualized rTSR Relative to Comparator Group	% of Target PSUs if Company rTSR is Positive	% of Target PSUs if Company rTSR is Negative
Maximum	+18 percentage points or more above Target	200%	100%
Above Target	For every +1 percentage points Company rTSR is above Target	100% plus 5.56% of Target	100%
Target	Comparator Group's Annualized rTSR	100%	100%
Below Target	For every -1 percentage points Company rTSR is below Comparator Group	100% less 5% of Target	100% less 5% of Target
Threshold	-12 percentage points below Comparator Group	40%	40%
Below Threshold	More than -12 percentage points below Comparator Group	0%	0%

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An averaging period is used to establish the starting and ending stock price and Russell 3000 Index price for the 3-year performance period. The average of closing prices on trading days during the month of December immediately preceding the first January of the performance period establishes the starting point. The ending averaging period used for determining performance and the corresponding payout percentage is the average of closing prices during the last December of the 3-year performance period. Pre-established averaging periods are used to alleviate market timing and volatility concerns.
We believe the use of the equity awards described above creates long-term incentives that balance the goals of growing stock price and strong Company earnings.
The rTSR award for the 2020-2022 performance period used the same performance targets as outlined above for the awards made in 2022. Below are rTSR-based PSU performance results for the three-year period ending in 2022:

Relative TSR	Company Actual TSR 2020 - 2022	Russell 3000 Index	Difference	Percent of Target PSU Value Earned
3 years ended 2022	16.21%	8.32%	7.89%	144.00%
Other Considerations
As a publicly traded company, we are subject to Section 162(m). Section 162(m) of the Internal Revenue Code precludes the Company from taking a federal income tax deduction for compensation paid in excess of $1 million to our “covered employees”, including our NEOs, as defined under Section 162(m).
The Compensation and Leadership Development Committee considers tax deductibility to be an important, but not the sole, or primary, consideration in setting executive compensation. Because the Compensation and Leadership Development Committee also recognizes the need to maintain flexibility to make compensation decisions when necessary to enable the Company to continue to attract, retain, and motivate talented executive officers, it reserves the authority to approve non-deductible compensation.
Stock Ownership and Retention Policy
Our Board has adopted a Stock Ownership and Retention Policy ("Ownership Policy") that applies to NEOs, other officers and directors who receive equity compensation. The Ownership Policy is intended to align the interests of directors and executives with the interests of the Company’s shareholders by ensuring that executives maintain significant levels of the Company's stock throughout their careers. Our Ownership Policy specifies a target ownership level expressed as a multiple of base salary (the salary multiple varies by position). Company officers are required to retain at least 75% of the net shares acquired through the LTI plan until their guideline ownership level is achieved.
The target ownership levels for the NEOs are as follows:

Position	Multiple of Pay
CEO	6 x Salary
CFO	3 x Salary
Group Presidents	2 x Salary
Other Corporate Officers	1 x Salary
In 2022, the Compensation & Leadership Development Committee eliminated the ability of participants to reduce their ownership requirements when approaching retirement. This reduction began at two years from retirement and dropped the target ownership level by 1/3 and by another 1/3 at one year from normal retirement age. “Retirement” is defined as a termination of employment on or after the date that the participant has attained the age of sixty (60) and has had at least five (5) years of continuous employment with the Company, or any subsidiary. Beginning in 2022, this reduction no longer applies to participants with the exception of Mr. Bowe who was the only participant to have reached the definition of "retirement" at the time this policy revision was approved.
The Company prohibits hedging activities on Company stock by its officers and directors, as well as the pledging of shares as described in Compensation Governance Framework.
The Andersons, Inc. | 2023 Proxy Statement | 43

Compensation Recoupment Policy
In accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, the CEO and CFO are required to reimburse the Company for bonuses, or other incentive-based or equity-based compensation, and profits from securities sales following certain financial restatements resulting from misconduct as described in Compensation Governance Framework. With final rules adopted by the SEC implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we plan to adjust our policy accordingly in 2023 once the new requirements are implemented by NASDAQ.
Post-Termination Compensation/Retirement Programs
Our overall retirement philosophy is to provide plans that are competitive, cost effective and work together with Social Security and employee savings to provide meaningful retirement benefits.
We offer two separate retirement programs:
•Retirement Savings Investment Plan ("401(k) Plan")—promotes employee savings for retirement, with Company matching a portion of the savings and non-elective contributions for participants. For 2022, all NEOs are eligible for a performance-based contribution of up to 5%. The actual performance-based contribution for 2022 was 5%.
•Deferred Compensation Plan ("DCP")—works in conjunction with the 401(k) Plan to provide additional elective deferral opportunities to key employees that would otherwise be limited due to statutory rules.
Employment Agreements and Severance

Patrick E. Bowe
    Mr. Bowe's executive employment agreement is for an indefinite term, subject to termination at any time by the Company or Mr. Bowe.
    For a period of twenty-four months (thirty-six months in the event of a change-in-control) following his termination of employment, Mr. Bowe is prohibited from competing against the Company, soliciting its customers or employees, and working for a competitor. Mr. Bowe has also agreed that he will not disclose the Company’s confidential information.

William E. Krueger
In February of 2022, the Company entered into an amended and restated employment agreement ("Employment Agreement") with Mr. Krueger. Under the terms of the Employment Agreement in connection with his position as Trade & Processing President, Mr. Krueger is entitled to the following:

•$750,000 annual base salary;
•Upon the achievement of Target-level performance, an annual bonus of one hundred fifty-eight and one-third percent (158.33%) of his annual base salary, or $1,187,475;
•Beginning in 2022, eligible for annual equity incentive grants pursuant to the Company’s 2019 Plan, with a Target grant date value of seventy-five percent (75%) of his annual base salary, or $562,500; and
•All of the Company’s benefit plans or arrangements in effect from time to time with respect generally to senior executives, including the Change in Control and Severance Agreement;

The Employment Agreement is for a one-year term commencing as of February 22, 2022 and thereafter continuing automatically on a year to year basis unless either the Company or Mr. Krueger shall give not less than 6 months’ prior written notice to the other of such party’s intent not to continue the Employment Agreement at the end of the then-current term.

The Andersons, Inc. | 2023 Proxy Statement | 44

Beginning December 1, 2022, with his appointment to Chief Operating Officer, Mr. Krueger is entitled to the following:

•$950,000 annual base salary;
•Beginning January 1, 2023, upon the achievement of Target-level performance, an annual bonus of one hundred percent (100%) of his annual base salary, or $950,000;
•Beginning in 2023, eligible for annual equity incentive grants pursuant to the Company’s 2019 Plan, with a Target grant date value of two hundred percent (200%) of his annual base salary, or $1,900,000; and
•All of the Company’s benefit plans or arrangements in effect from time to time with respect generally to senior executives, including the Change in Control and Severance Agreement

Other Executives
We have entered into agreements with our NEOs and certain other key employees that require us to provide compensation to them in the event of certain qualifying non-elective terminations of employment. For qualifying terminations, other than in connection with a change in control of the Company, the agreements provide that the NEOs and other key employees will receive cash severance equal to their annual base salary plus Target annual cash bonus. For qualifying terminations in connection with a change in control of the Company, the agreements provide that the NEOs and other key employees will receive cash severance equal to two times their annual base salary plus Target annual cash bonus. Certain vesting periods under our long-term incentive (equity) plans may accelerate under certain termination and change in control situations, as more fully described below in Termination / Change in Control Payments. The agreements also provide for a lump sum premium subsidy for the continuation of health care benefits for the duration of the severance period. The agreements are intended to help assure continuation of management during potential change of control situations, and to assist in recruiting and retention of key executives.
In addition, the 2019 Plan does not provide for automatic single-trigger vesting upon a Change in Control.
Perquisites
Other than required executive officer physicals, there are no perquisites, unusual reimbursements or non-cash rewards (other than equity).

The Andersons, Inc. | 2023 Proxy Statement | 45

Summary Compensation Table
The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal years ended December 31, 2022, 2021 and 2020.

Name and Position (1)	Year	Salary (2)	Bonus (3)	Stock Awards (4)	Option Awards (5)	Non-Equity Incentive Plan Compensation (6)	Change in Pension Value & Nonqualified Deferred Compensation Earnings	All Other Compensation (7)	Total
(a)	(b)	(c)($)	(d)($)	(e)($)	(f)($)	(g)($)	(h)($)	(i)($)	(j)($)
Patrick E. Bowe President and Chief Executive Officer	2022	992,308	—	3,512,116	3,528	1,993,000	—	208,541	6,709,493
	2021	960,000	—	2,849,435	6,338	1,846,000	—	105,126	5,766,899
	2020	996,923	—	2,214,057	3,359	400,000	—	138,396	3,752,735
Brian A. Valentine Executive Vice President, Chief Financial Officer	2022	583,077	—	893,339	—	990,000	—	96,941	2,563,357
	2021	481,154	—	622,691	—	825,000	—	52,091	1,980,936
	2020	482,885	—	479,593	—	190,000	—	48,783	1,201,261
William E. Krueger Chief Operating Officer	2022	760,192	—	715,825	—	2,379,110	—	253,155	4,108,282
	2021	600,000	—	469,166	—	1,750,000	—	120,388	2,939,554
	2020	623,077	—	386,767	—	875,393	—	66,281	1,951,518
Christine M. Castellano Executive Vice President, General Counsel & Corporate Secretary	2022	449,039	—	429,442	—	672,000	—	72,382	1,622,863
	2021	400,000	—	312,796	—	600,000	—	31,408	1,344,204
	2020	361,539	—	436,378	—	100,000	—	172,755	1,070,672
Joseph E. McNeely President, The Andersons Nutrient and Industrial	2022	450,000	50,000	429,442	3,528	593,000	—	99,575	1,625,545
	2021	417,308	200,000	398,214	6,338	627,000	—	52,729	1,701,589
	2020	390,000	—	335,678	3,359	150,000	—	40,309	919,346
(1)NEOs include the CEO and CFO who certify the Company's quarterly and annual reports filed with the SEC. The remaining NEOs are the three next highest paid executive officers.
(2)Salaries for Mr. Bowe and Mr. McNeely include voluntary deductions to the Company’s qualified Section 423 ESPP which is available to all employees. Amounts withheld for both Mr. Bowe and Mr. McNeely for 2022, 2021 and 2020 were $24,000, $24,000 and $24,000, respectively.
(3)Annual bonus is delivered through a formula-based incentive compensation program and included in column (g). Mr. McNeely received retention bonuses in 2022 and 2021 in light of the successful completion of the divestiture of the Rail business.
(4)Represents the grant date fair value of PSUs granted March 1, 2020, 2021 and 2022; RSAs granted March 1, 2020 and 2021; and RSUs granted March 1, 2022, computed in accordance with the assumptions disclosed in Note 15 to the Company’s annual report on Form 10-K, Item 8. Amounts for Ms. Castellano also include the grant date fair value of RSAs granted on February 3, 2020, upon her hiring. Amounts for Mr. McNeely also include the grant date fair value of RSAs granted on August 1, 2020 and 2021, as a result of his appointment to President, Nutrient and Industrial in 2020. At each grant date, we expected to issue the Target award under the PSU grants which is equal to 50% of the Maximum award. The grant date fair value of the awards assuming the highest level of performance conditions would be higher by $2,290,949, $1,859,497 and $1,295,765 for Mr. Bowe; $496,443, $347,965 and $232,480 for Mr. Valentine; $397,801, $269,078 and $187,476 for Mr. Krueger; $238,636, $179,385 and $125,008 for Ms. Castellano; and $238,636, $143,533 and $90,009 for Mr. McNeely, for 2022, 2021 and 2020, respectively.
(5)Represents the fair value of the option component in the ESPP. The grant date fair value of the ESPP option was computed in accordance with the assumptions disclosed in Note 15 to the Company’s annual report on Form 10-K, Item 8.
(6)Represents the annual AIP payout earned for each NEO as previously described in Elements of Total Direct Compensation. Amounts for Mr. Krueger also include an additional incentive payment tied to the trading performance of the Trade & Processing business unit.
(7)See the table below for details regarding all other compensation.

Name	Year	Dividends on Restricted Stock	DCP Company Match	401(k) Plan Performance Contribution	401(k) Plan Company Match	Executive Physicals	Life & Long-Term Disability Insurance Premiums	Moving & Relocation Expenses	Other	Total Other
Patrick E. Bowe	2022	$51,376	$68,300	$68,000	$12,200	$3,177	$4,128	$—	$1,360	$208,541
	2021	44,955	26,442	14,891	11,600	3,110	4,128	—	—	105,126
	2020	37,237	51,368	31,172	11,400	2,425	4,594	—	200	138,396
Brian A. Valentine	2022	13,883	31,258	33,558	12,200	—	4,694	—	1,348	96,941
	2021	14,465	14,957	7,084	11,600	—	3,985	—	—	52,091
	2020	6,434	14,481	11,511	11,400	—	4,432	—	525	48,783
William E. Krueger	2022	88,207	74,070	73,770	12,200	—	3,561	—	1,347	253,155
	2021	63,002	27,090	15,540	11,600	—	3,156	—	—	120,388
	2020	30,610	14,600	5,600	11,400	—	3,546	—	525	66,281
Christine M. Castellano	2022	8,153	20,575	25,000	12,200	2,820	2,592	—	1,042	72,382
	2021	3,479	8,400	2,850	11,600	2,770	2,309	—	—	31,408
	2020	—	—	—	11,400	2,600	2,604	156,151	—	172,755
Joseph E. McNeely	2022	9,734	32,660	38,369	12,200	2,575	2,592	—	1,445	99,575
	2021	22,298	11,335	5,106	11,600	—	2,309	—	81	52,729
	2020	2,096	9,932	11,362	11,400	2,575	2,344	—	600	40,309
The Andersons, Inc. | 2023 Proxy Statement | 46

Grants of Plan-Based Awards
During 2022, we issued grants and incentive awards to our NEOs pursuant to the 2019 Plan and the AIP, respectively. Information with respect to each of the awards, including estimates regarding potential payouts during the relevant performance period under each of these programs during 2022, is set forth below:

Name	Grant Date	Date of Board Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Under-lying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
			Threshold	Target	Maximum	Threshold	Target	Maximum
(a)	(b)		(c)($)	(d)($)	(e)($)	(f)(#)	(g)(#)	(h)(#)	(i)(#)	(j)(#)	(k)($)	(l)($)
Patrick E. Bowe	1/2/22	3/1/21	—	—	—	—	—	—	1,327	—	—	51,376
	3/1/22	2/18/22	300,000	1,000,000	2,000,000	8,222	41,108	82,216	27,405	—	—	3,512,116
Brian A. Valentine	1/2/22	3/1/21	—	—	—	—	—	—	359	—	—	13,883
	3/1/22	2/18/22	149,175	497,250	994,500	1,782	8,908	17,816	8,907	—	—	893,339
William E. Krueger	1/2/22	3/1/21	—	—	—	—	—	—	2,279	—	—	88,207
	3/1/22	2/18/22	168,750	562,500	1,125,000	1,428	7,138	14,276	7,137	—	—	715,825
Christine M. Castellano	1/2/21	3/1/21	—	—	—	—	—	—	211	—	—	8,153
	3/1/22	2/18/22	101,250	337,500	675,000	856	4,282	8,564	4,282	—	—	429,442
Joseph E. McNeely	1/2/21	3/1/21	—	—	—	—	—	—	251	—	—	9,734
	3/1/22	2/18/22	101,250	337,500	675,000	856	4,282	8,564	4,282	—	—	429,442
(1)Amounts listed for the non-equity incentive compensation plan represent the individual formula Maximum, Target and Threshold under the AIP. See the Elements of Total Direct Compensation section for more details.
(2)Equity awards are EPS-based PSUs which will be awarded based on the three-year cumulative diluted EPS ended December 31, 2024 and rTSR-based PSUs which will be awarded based on the relative shareholder return on the three-year performance period ended December 31, 2024. These awards require employment at the end of the performance period except in the case of death, permanent disability, retirement or termination without cause as a result of a sale of the business unit. If an employee meets one of these exceptions and if the award triggers at the end of three years, the grantee will receive a pro rata award. At the end of the performance period, the appropriate number of shares will be issued along with additional shares representing equivalent dividends paid to shareholders during the period.
(3)RSUs granted March 1, 2022 have a grant date fair value of $44.56 per share, which represents the closing price on the issuance date. Awards with grant date of January 2, 2022 represent shares issued for dividend equivalents on the 2019, 2020 and 2021 RSA grants, of which one-third of each of the grants vested as of January 1, 2022. Cumulative dividends from the 2019 grant date through the date of issuance were $2.09, which was multiplied by the shares issued and converted to shares at the December 31, 2021 closing price of $38.71.

The Andersons, Inc. | 2023 Proxy Statement | 47

Outstanding Equity Awards at Fiscal Year-End
The following table summarizes equity awards granted to our NEOs that were outstanding as of December 31, 2022. Columns (b) through (f) were omitted from the disclosure below as no option awards were outstanding at December 31, 2022.

		Stock Awards
Name	Grant Date (3)	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested (1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (2)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested (2)
(a)		(g)(#)	(h)($)	(i)(#)	(j)($)
Patrick E. Bowe	3/1/2022	—	—	82,216	2,876,738
	3/1/2021	—	—	119,084	4,166,749
	3/2/2020	—	—	144,536	5,057,315
	3/1/2022	27,405	958,901	—	—
	3/1/2021	24,625	861,629	—	—
	3/2/2020	16,059	561,904	—	—
Brian A. Valentine	3/1/2022	—	—	17,816	623,382
	3/1/2021	—	—	22,284	779,717
	3/2/2020	—	—	25,932	907,361
	3/1/2022	8,907	311,656	—	—
	3/1/2021	6,833	239,087	—	—
	3/2/2020	4,321	151,192	—	—
William E. Krueger	3/1/2022	—	—	14,276	499,517
	3/1/2021	—	—	17,232	602,948
	3/2/2020	—	—	20,912	731,711
	3/1/2022	7,137	249,724	—	—
	3/1/2021	4,977	174,145	—	—
	3/2/2020	3,485	121,940	—	—
Christine M. Castellano	3/1/2022	—	—	8,564	299,654
	3/1/2021	—	—	11,488	401,965
	3/2/2020	—	—	13,944	487,901
	3/1/2022	4,282	149,827	—	—
	3/1/2021	3,318	116,097	—	—
	3/2/2020	2,323	81,282	—	—
	2/3/2020	2,645	92,549	—	—
Joseph E. McNeely	3/1/2022	—	—	8,564	299,654
	3/1/2021	—	—	9,192	321,628
	3/2/2020	—	—	10,040	351,300
	3/1/2022	4,282	149,827	—	—
	8/1/2021	3,745	131,038	—	—
	3/1/2021	2,603	91,079	—	—
	8/1/2020	3,516	123,025	—	—
	3/2/2020	1,672	58,503	—	—
(1)Represents the market value of outstanding RSAs granted in 2020 and 2021 and RSUs granted in 2022 at the December 31, 2022, closing price of $34.99.
(2)Equity incentive plan awards that have not vested represent PSUs as described previously. These amounts represent the Maximum award for each tranche with performance periods ending December 31, 2022, December 31, 2023 and December 31, 2024, respectively. The market value for these grants is based on a December 31, 2022, closing price of $34.99.
(3)RSAs vest 1/3 on January 2 following the grant date and an additional 1/3 each year after that. RSU's vest 1/3 on March 1 following the grant date and an additional 1/3 each year after that. PSUs vest on January 2 following the end of the 3-year performance period.

The Andersons, Inc. | 2023 Proxy Statement | 48

Option Exercises and Stock Vested
With respect to the NEOs, the following table provides information concerning stock options that were exercised and stock awards that vested during the year ended December 31, 2022. The stock awards that vested in 2022 were EPS-based PSUs granted in 2019, RSAs granted in 2019, 2020 and 2021, plus dividend equivalent shares. The amount for William E. Krueger also includes RSAs granted in January 2019, following the Company's acquisition of LTG.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
(a)	(b)(#)	(c)($)	(d)(#)	(e)($)
Patrick E. Bowe	141,910	876,738	52,178	2,016,719
Brian A. Valentine	—	—	12,980	501,919
William E. Krueger	—	—	49,128	1,901,296
Christine M. Castellano	—	—	6,841	264,800
Joseph E. McNeely	—	—	10,507	406,495

Pension Benefits
The Company maintains a Retirement Benefits Committee, not comprised of independent directors. The Board has delegated its authority to perform certain administrative, regulatory and fiduciary duties required of management as plan sponsor to the Retirement Benefits Committee. The Retirement Benefits Committee acts as the Plan Administrator for the 401(k) Plan, DCP and the ESPP.
Non-qualified Deferred Compensation
The Company provides a non-qualified DCP for employees whose 401(k) Plan contributions are limited by Internal Revenue Service regulations. The DCP mimics the 401(k) Plan sponsored by the Company in that participants may select the same investment options (excluding Company Common Shares) providing the potential for equivalent returns. The plan assets are held in a Rabbi Trust on the Company’s Consolidated Balance Sheets, and a liability is included for the compensation deferred by employees. Currently, eligible employees may defer up to 30% of their base salary and up to 50% of their AIP payments. Set forth below is a table with the NEOs’ plan information for 2022.

	For the Year Ended December 31, 2022				As of December 31, 2022
Name	Executive Contribution	Registrant Contributions (1)	Aggregate Earnings (losses) (2)	Aggregate Withdrawals / Distributions	Aggregate Balance
(a)	(b)($)	(c)($)	(d)($)	(e)($)	(f)($)
Patrick E. Bowe	—	68,300	(38,560)	—	232,066
Brian A. Valentine	—	33,858	(12,023)	—	74,712
William E. Krueger	—	74,070	(17,396)	—	105,983
Christine M. Castellano	45,008	25,300	(18,471)	—	103,324
Joseph E. McNeely	45,010	31,924	(73,033)	—	373,330
(1)The registrant contributions above are included in the Summary Compensation Table as part of “All Other Compensation.”
(2)As the investments are made in mutual funds, none of the earnings are above-market and are therefore not included in the Summary Compensation Table.

Termination / Change in Control Payments
The Company grants severance in the event of position elimination and in the event of a change in control under Change in Control and Severance Policy for NEOs and other key employees. This policy clarifies that qualifying terminations within a specified period up to three months before or up to 24 months after a defined change in control of the Company will result in cash severance equal to two years of salary, Target bonus, and certain health benefits. The severance payments will be paid out in a lump sum following a qualified termination. For qualifying terminations other than due to a change in control, NEOs will receive cash severance and certain health benefits for a one-year period. Payments under the Supplemental Retirement Plan and DCP are not impacted by these agreements.
Under each of the Change in Control and Severance Policy, the applicable executive agrees not to divulge confidential information during or after their term of employment. In addition, the executive agrees not to compete with, or solicit the customers or employees of, the Company during and for a period of one year following a termination of employment without
The Andersons, Inc. | 2023 Proxy Statement | 49

cause (for which period the executive will receive severance payments). Upon a termination of employment without cause and following a change of control of the Company, this period is extended to two years (for which period the executive will receive severance payments).
The following table presents the value of these agreements by NEO as if termination occurred on December 31, 2022:

Name	Cash Severance		Health (3)	Outplacement Services (4)	Cash Value	Additional Severance for Change in Control (5)	Cash Value if Change in Control
	Salary (1)	Bonus (2)
Patrick E. Bowe	$1,000,000	$1,000,000	$13,252	$9,000	$2,022,252	$2,013,252	$4,035,504
Brian A. Valentine	585,000	497,250	17,780	9,000	1,109,030	1,100,030	2,209,060
William E. Krueger	950,000	562,500	16,868	9,000	1,538,368	1,529,368	3,067,736
Christine M. Castellano	450,000	337,500	10,013	9,000	806,513	797,513	1,604,026
Joseph E. McNeely	450,000	337,500	12,254	9,000	808,754	799,754	1,608,508
(1)Salary portion of cash severance for other than a change in control is equal to one year’s salary.
(2)Bonus is equal to Target AIP bonus for 2022. The individuals also get a prorated portion of their bonus for any partial year worked.
(3)Value of health benefits to be continued for up to 52 weeks based on years of service. All NEOs qualify for a full year of coverage. NEOs are responsible to continue their share of premium consistent with their coverage prior to termination.
(4)Value estimated for one year of service.
(5)If a termination is due to a change in control, participants are eligible for an additional year of cash severance and health benefits.
Termination due to death would result in the following company-provided group life insurance proceeds in addition to accelerated vesting of RSAs and prorated adjustment of PSUs with subsequent issuance subject to any performance vesting criteria.

Name	Life Insurance Proceeds
Patrick E. Bowe	$1,000,000
Brian A. Valentine	1,000,000
William E. Krueger	1,000,000
Christine M. Castellano	450,000
Joseph E. McNeely	900,000

The Andersons, Inc. | 2023 Proxy Statement | 50

Director Compensation
The following description of director compensation reflects the program in place for 2022. Director compensation is reviewed regularly and compared to the proxy information from the same peer companies used for executive compensation.
Directors who are not employees of the Company receive an annual retainer of $80,000.
Committee Chairpersons each receive an additional retainer as follows: Audit Committee, $15,000 annually; Compensation and Leadership Development Committee, $12,750 annually; and all other Committees, $10,000 annually. The Lead Director also receives a $15,000 annual retainer. The Board Chair receives a $70,000 annual retainer. Directors may elect to receive their retainers in cash or Common Shares.
Committee members receive an additional retainer as follows: Audit Committee, $10,000 annually; Compensation and Leadership Development Committee, $7,500 annually; and all other Committees $5,000 annually. Additional compensation may be paid to individual directors for work requiring time and effort beyond what is normally expected to prepare for and attend Board and Committee meetings including orientation for new directors and special projects.
Directors are not paid for individual Board and Committee meetings. Retainers are paid on a quarterly basis in May, August, November and February.
Directors receive an annual equity grant of RSUs, other than Michael J. Anderson, Sr., who received an equivalent amount of cash. The value of annual grants for 2022 was $130,000. Director grants of RSUs will fully vest after one year from date of grant. Directors appointed between annual meeting dates receive a prorated equity grant. Directors have an equity ownership target of five times their annual retainer ($400,000). Until reaching this ownership level, they are required to retain 75% of the shares issued through equity grants by the Company.
Patrick E. Bowe was the only employee director during 2022. He received no additional compensation for his directorship.

Name	Fees earned or paid in cash	Stock awards (1)(2)(3)	Total
(a)	(b)($)	(c)($)	(d)($)
Gerard M. Anderson (2)	85,500	96,955	182,455
Michael J. Anderson, Sr.	253,750	—	253,750
Steven K. Campbell	14,167	53,863	68,030
Gary A. Douglas	22,875	164,457	187,332
Stephen F. Dowdle (2)(3)	70,500	111,967	182,467
Pamela S. Hershberger (2)	110,625	96,955	207,580
Catherine M. Kilbane (2)	118,125	96,955	215,080
Robert J. King, Jr. (2)	96,750	96,955	193,705
Ross W. Manire (2)	107,688	96,955	204,643
John T. Stout, Jr. (2)(3)	88,875	96,955	185,830
(1)RSUs were granted to all Directors, except Michael J. Anderson, Sr. and Steven K. Campbell, on May 6, 2022 and are valued at $38.73 per share, the closing price on the date of issuance. RSUs were granted to Steven K. Campbell when he joined the Board of Directors on December 1, 2022 and are valued at $37.07 per share, the closing price on date of issuance.
(2)RSA dividend equivalent shares were granted on May 2, 2022 and are valued at $50.23 per share, the closing price on the date prior to issuance.
(3)Directors can make an election to receive common stock in lieu of all or 50% of the retainer fees. All of these shares are fully vested. For purposes of determining the number of shares to be issued in lieu of such fees, the shares are valued at the closing price on the date prior to issuance.
The Andersons, Inc. | 2023 Proxy Statement | 51

Outstanding equity awards for non-employee directors and former directors at December 31, 2022 are as follows:

Name	Outstanding Restricted Share Units (#)
Gerard M. Anderson	2,438
Michael J. Anderson, Sr.	—
Steven K. Campbell	1,453
Gary A. Douglas	2,438
Stephen F. Dowdle	2,438
Pamela S. Hershberger	2,438
Catherine M. Kilbane	2,438
Robert J. King, Jr.	2,438
Ross W. Manire	2,438
John T. Stout, Jr.	2,438

The Andersons, Inc. | 2023 Proxy Statement | 52

CEO Pay Ratio

The Company's CEO to median employee pay ratio is calculated pursuant to Item 402(u) of Regulation S-K.
We identified the median employee by examining 2021/2022 eligible compensation under the Company’s qualified and non-qualified retirement benefit plans (“Retirement Benefit Eligible Compensation”) for all individuals, excluding our CEO, who were employed by the Company on November 15, 2022. We believe the use of Retirement Benefit Eligible Compensation for all employees is a consistently applied compensation measure because it takes into account base pay for all employees, hours worked and overtime for hourly employees, plus bonuses, and because this measurement excludes equity awards which the Company does not widely distribute to employees. Approximately 3.7% of our employees receive annual equity awards. It is important to note that Retirement Benefit Eligible Compensation was calculated and used for all employees, including those who were not actively contributing or not eligible to contribute to a retirement benefit account for the pay periods completed during the twelve (12) month period from November 16, 2021 to November 15, 2022. Except for one (1) Singapore, twelve (12) United Kingdom, four (4) Mexico, and twenty-two (22) Switzerland employees out of a total population of 2,283 employees, which was considered a de minimis number of non-US employees, we included all employees, whether employed on a full-time, part time, seasonal, or temporary basis. We did not make any assumptions, adjustments or estimates with respect to Retirement Benefit Eligible Compensation, but we did annualize such compensation for any full-time and part time employees that were not employed by the Company for the full twelve (12) month period from November 16, 2021 to November 15, 2022.
We have calculated the annual total compensation for the median employee using the same methodology we use for our CEO as set forth in the Summary Compensation Table. We also included amounts for Company paid non-discriminatory benefits for both the median employee and CEO in the total compensation calculations. Benefit values were based on the elections of the CEO and the median employee in effect on November 15, 2022, in addition to the value of other non-elective benefit coverages.
Based on the methodology described above and as illustrated in the table below, the Company’s 2022 ratio of CEO's pay to the median employee's pay is estimated as 98 to 1.

CEO TO MEDIAN EMPLOYEE PAY RATIO

	CEO	Median Employee
Salary/Wages	$992,308	$55,113
Bonus	—	—
Stock Awards	3,512,116	—
Option Awards	3,528	—
Non-Equity Incentive Plan Compensation	1,993,000	3,445
Change in Pension Value and Nonqualified Deferred Compensation Earnings	—	—
Other Compensation	208,541	4,642
Value of non-discriminatory Company paid benefits	13,252	5,568
TOTAL	$6,722,745	$68,768

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Pay vs. Performance Disclosures

					Value of Initial Fixed $100 Investment Based On:		From Continuing Operations
Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs	Total Shareholder Return	Peer Group Total Shareholder Return	Net Income Attributable to the Company (in thousands)	Adjusted Pretax Income Attributable to the Company (in thousands)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	$6,709,493	$6,928,966	$2,480,012	$2,465,395	$150	$184	$119,055	$175,491
2021	5,766,899	11,692,450	1,991,571	2,971,502	163	160	99,662	132,371
2020	3,752,735	3,007,429	1,190,140	1,091,568	101	108	5,754	10,635
Column (b). Reflects compensation amounts reported in the Summary Compensation Table for our CEO, Patrick E. Bowe, for the respective years shown.
Column (c). “Compensation actually paid” to our CEO in 2022, 2021 and 2020 reflects the respective amounts set forth in column (b) of the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules. For information regarding the decisions made by our Compensation and Leadership Development Committee in regards to the CEO’s compensation for each fiscal year, please see the Compensation Discussion & Analysis section of the proxy statements reporting pay for the fiscal years covered in the table above.

PEO	2022	2021	2020
SCT Total Compensation	$6,709,493	$5,766,899	$3,752,735
Deduction for Amounts Reported under the Stock Awards and Option Awards columns of the SCT	(3,512,116)	(2,849,435)	(2,214,057)
Addition of Fair Value of Awards Granted During Year that Remain Unvested as of Year-End	3,403,594	5,496,886	2,333,253
Addition/Deduction of Change in Fair Value from Prior Year-End to Current Year-End of Awards Granted Prior to Year that were Outstanding and Unvested as of Year-End	331,078	3,278,100	(864,502)
Addition/Deduction of Change in Fair Value from Prior Year-End to Vesting Date of Awards Granted Prior to Year that Vested During Year	(3,083)	—	—
Compensation Actually Paid	$6,928,966	$11,692,450	$3,007,429
Column (d). The following non-CEO named executive officers are included in the average figures shown:
◦2022: Brian A. Valentine, William E. Krueger, Christine M. Castellano and Joseph E. McNeely
◦2021: Brian A. Valentine, William E. Krueger, Christine M. Castellano and Joseph E. McNeely
◦2020: Brian A. Valentine, William E. Krueger, Christine M. Castellano, Joseph E. McNeely, Valerie M. Blanchett and Jeffrey C. Blair.
Column (e). Average “compensation actually paid” for our non-CEO NEOs in 2022, 2021 and 2020 reflects the respective amounts set forth in column (d) of the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules. For information regarding the decisions made by our Compensation and Leadership Development Committee in regards to the non-CEO NEOs’ compensation for each fiscal year, please the Compensation Discussion & Analysis section of the proxy statements reporting pay for the fiscal years covered in the table above.

Non-PEO NEOs	2022	2021	2020
SCT Total Compensation	$2,480,012	$1,991,571	$1,190,140
Deduction for Amounts Reported under the Stock Awards and Option Awards columns of the SCT	(617,012)	(450,717)	(321,067)
Addition of Fair Value of Awards Granted During Year that Remain Unvested as of Year-End	581,148	825,760	314,288
Addition/Deduction of Change in Fair Value from Prior Year-End to Current Year-End of Awards Granted Prior to Year that were Outstanding and Unvested as of Year-End	21,550	602,952	(57,654)
Addition/Deduction of Change in Fair Value from Prior Year-End to Vesting Date of Awards Granted Prior to Year that Vested During Year	(303)	1,936	(34,139)
Compensation Actually Paid	$2,465,395	$2,971,502	$1,091,568
Column (f). For the relevant fiscal year, represents the cumulative total shareholder return of The Andersons, Inc. for the measurement periods ending on December 31 of 2022, 2021 and 2020, respectively.
Column (g). For the relevant fiscal year, represents the cumulative TSR of the Peer Group Index disclosed in Item 5 of the Company's Annual Report on Form 10-K for the measurement periods ending on December 31 of 2022, 2021 and 2020, respectively.
The Andersons, Inc. | 2023 Proxy Statement | 54

Column (h). "Net Income Attributable to the Company" Reflects “Net income attributable to The Andersons Inc. common shareholders from continuing operations” in Note 19 of the Company's Annual Report on Form 10-K for each of the years ended December 31, 2022, 2021 and 2020.
Column (i). "Adjusted Pretax Income Attributable to the Company" is a non-GAAP measure that reflects "Income (loss) before income taxes attributable to the Company from continuing operations" from the Company's Consolidated Statements of Operations filed in Form 10-K, adjusted for certain expenses. For a reconciliation of this number to the nearest GAAP measure, see Appendix B.

Relationship Between Compensation Actually Paid and Performance Measures

The Company’s compensation actually paid to the PEO and to the other NEOs on average across the period included in the table above significantly increased from 2020 to 2021, before decreasing in 2022 from 2021, but remaining well above 2020. The large increases in 2021 compensation actually paid for both the PEO and the other NEOs was due to (i) increases in amounts reported in the Summary Compensation Table, largely due to increased AIP payments as Company performance dramatically recovered from 2020, which had been impacted by the onset and initial stages of the COVID-19 pandemic as well as a downtown in agriculture that continued into 2020 and (ii) significant increases in the fair values of equity awards, driven by an increase in our share price by over 50% during the year as well as increased probability of earning a greater portion of PSUs due to improved Company performance and outlook. Compensation actually paid for both the PEO and the other NEOs decreased in 2022 from 2021, notwithstanding increased amounts reported in the Summary Compensation Table due to continued strong Company performance and market-based adjustments as described in the Compensation Discussion and Analysis. This decrease in compensation actually paid in 2022 was generally due to the lack of the significant increase in the fair values of equity awards experienced in 2021, as a decline in share price of approximately 10% during 2022 offset some additional increased probability of earning PSUs.

The following describes how each of the financial measures in the table above across the period included relate to the trends in compensation actually paid to the PEO and the other NEOs as described in the preceding paragraph:

a.Total Shareholder Return (TSR): The Company’s TSR followed a similar trend as compensation actually paid, increasing significantly from 2020 to 2021, then decreasing from 2021 to 2022 but remaining well above levels at the end of 2020. Although the Company does not use TSR as a performance metric in its incentive compensation programs (only relative, not absolute, TSR is a metric for a portion of the Company’s PSUs), this alignment is largely due to the relationship between the fair value of RSUs and PSUs and the share price of the Company.
b.Net Income Attributable to the Company and Adjusted Pretax Income Attributable to the Company: Net income attributable to the Company and adjusted pretax income attributable to the Company followed a similar trend as compensation actually paid from 2020 to 2021, as both dramatically increased from the losses experienced in 2020 due to the onset and initial stages of the COVID-19 pandemic and a downturn in agriculture. From 2021 to 2022, both net income attributable to the Company and adjusted pretax income attributable to the Company continued to increase, although less dramatically than was the case from 2020 to 2021, while compensation actually paid decreased. Net income attributable to the Company is a key input to the EPS calculation used as a performance metric for the Company's cumulative EPS PSU awards that account for 25% of the Company's LTI program. The Company also uses adjusted pretax income attributable to the Company as a performance metric that accounts for 25% of the performance measures used in its calculation of AIP. Therefore, the direct impact of these improvements on compensation actually paid is limited. However, as indicators of broadly improved Company performance, which was reflected in other performance metrics used by the Company in its incentive programs and its share price, the improvement in these measures did correlate with increased compensation actually paid in 2021. In 2022, the divergence was largely due to the decline in our share price.

The Andersons, Inc. | 2023 Proxy Statement | 55

The following chart depicts the relationship between the Company’s TSR and the peer group TSR as set forth in the table above:

Total Shareholder Return
$200.0
$175.0
$150.0
$125.0
$100.0
$75.0
12/31/19
12/31/20
12/31/21
12/31/22
The Andersons, Inc.
Peer Group Index

Tabular List of Performance Measures

The most important financial performance measures used to link compensation actually paid to NEOs for the most recent fiscal year to Company performance are:

2022 Most Important Measures (Unranked)
Adjusted Pretax Income Attributable to the Company	Adjusted EPS
Return on Invested Capital (ROIC)	Relative TSR (rTSR)
Free Cash Flow (FCF)	Net Income Attributable to the Company

For more information about how each of these measures is used in the Company’s AIP and PSU awards, and how they are calculated, refer to the Compensation Discussion and Analysis section of this proxy statement.

The Andersons, Inc. | 2023 Proxy Statement | 56

Other Information
Shareholder Proposals for 2024 Annual Meeting
Shareholder proposals intended for inclusion in the Company’s proxy statement relating to its 2024 annual meeting must be received by the Company no later than November 25, 2023 and must otherwise comply with the SEC’s rules, to be considered for inclusion in the Company’s proxy materials.

In addition, the Company’s Code of Regulations establishes advance notice procedures for (1) the nomination, other than by or at the direction of the Board or the Company, of candidates for election as directors and (2) business to be brought before an annual meeting of shareholders other than by or at the direction of the Board or the Company. Any shareholder who wishes to submit a proposal to be acted upon at next year’s annual meeting or who proposes to nominate a candidate for election as a director must submit such notice in compliance with such procedures. Any such proposals or nominations, as well as any questions related thereto, should be timely submitted in writing to the Company’s Secretary at the address below. The Company’s Secretary must receive any such proposals or nomination no earlier than January 6, 2024 and no later than February 5, 2024. In addition to complying with all provisions of the Code of Regulations, any notice of a nomination must comply with the requirements of Rule 14a-19 under the Exchange Act.
The Company will not entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in the Company’s Code of Regulations. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, proxy holders may exercise discretionary voting authority under proxies that the Company solicits to vote in accordance with their best judgment on any such shareholder proposal or nomination.
Additional Information
This proxy information is being mailed with the Company’s December 31, 2022 Summary Annual Report to Shareholders including the Annual Report on Form 10-K. You may obtain additional copies of the Company’s Annual Report on Form 10-K free of charge upon oral or written request to the Secretary of the Company at 1947 Briarfield Boulevard, Maumee, Ohio 43537. You may also obtain a copy of this document at the Securities and Exchange Commission’s Internet site at http://www.sec.gov. Our Annual Report on Form 10-K was filed on February 23, 2023 and this proxy statement will be filed on or about March 9, 2023.
The proxies being solicited are being solicited by the Board of Directors of the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. The Company reserves the right to hire proxy solicitation agents, at its expense, if deemed necessary or appropriate. Our directors, officers and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise.
Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope or register your vote by phone or Internet as soon as possible.

By order of the Board of Directors

/s/ Christine M. Castellano
Christine M. Castellano Secretary

The Andersons, Inc. | 2023 Proxy Statement | 57

APPENDIX A

THE ANDERSONS, INC.
2004 EMPLOYEE SHARE PURCHASE PLAN

RESTATED AND AMENDED JANUARY, 2023

SECTION I
Purpose

a.Purpose. The purpose of The Andersons, Inc. 2004 Employee Share Purchase Plan (the "Plan") is to enable and encourage Employees to acquire an ownership interest in the Company through purchase of the Company's Common Shares, thereby permitting Employees to share in the growth in value of the Company.

b.Section 423 Plan. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code.

c.Effectiveness of the Plan. The Plan, as restated and amended herein, will be effective January 1, 2023 (the "Effective Date"), subject to approval by the Company's shareholders. The Plan will remain in effect until such time as it is amended or terminated by the Board of Directors of the Company in accordance with the terms of Section IX hereof.

SECTION II
Definitions

Unless the context indicates otherwise, the following terms have the meanings set forth below.

a."Administrator" means a committee of one or more individuals designated by the Committee to perform the rights and duties set forth in the Plan.

b."Board" means the Board of Directors of the Company.

c."Cash Account" shall have the meaning set forth in Section 5.5.

d."Code" means the Internal Revenue Code of 1986, as amended.

e."Committee" means the Compensation & Leadership Development Committee of the Board.

f."Common Shares" means the common shares, no par value per share, of the Company, or any other class of capital shares which the Company may authorize and issue from time to time, and as may be made subject to this Plan in the sole discretion of the Board.

g."Company" means The Andersons, Inc., any successor entity in a merger or consolidation, and any subsidiary corporation, as defined in Section 424(f) of the Code, that elects to participate in the Plan with the approval of the Board.
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h."Compensation" means a Participant's total cash compensation, including base pay, overtime pay, and cash bonuses paid during the Offering Period through the payroll system.

i."Designated Broker" shall have the meaning set forth in Section 5.5.

j."Discount to Market" means a percentage discount to the Fair Market Value of the Plan Shares for purposes of calculating the Purchase Price pursuant to Section 5.4 hereof, which the Committee may authorize in its sole discretion from time to time; provided, however, that the Discount to Market may not exceed fifteen percent (15%).

k."Employee" means an individual employed by the Company.

l."Fair Market Value" as of a certain date means the fair market value of the Common Shares as determined by the Committee in its sole discretion. In making such determination, the Committee may use any of the reasonable valuation methods defined in Treasury Regulation Section 1.421-7(e)(2).

m."Offering Period" shall have the meaning set forth in Section 5.1.

n."Participant" means an Employee who elects to participate in the Plan prior to the first day of any Offering Period in accordance with the provisions of the Plan. All Participants shall have the same rights and privileges except as otherwise permitted by Section 423 of the Code and the Plan.

o."Plan Shares" shall have the meaning as set forth in Section 4.1.

p."Purchase Date" shall have the meaning set forth in Section 5.4.

q."Purchase Price" shall have the meaning set forth in Section 5.4.

r."Share Account" shall have the meaning set forth in Section 5.5.

SECTION III
Administration of the Plan

a.Authority of the Committee.

i.The Committee has the authority to propose adoption of resolutions by the Board regarding: (i) authorization of Plan Shares; (ii) authorization of the Purchase Price for Plan Shares; and (iii) amendment and termination of the Plan as set forth in Section IX. The Committee is authorized by the Board to oversee the administration of the Plan including the purchase and transfer of Plan Shares.

ii.Unless and until the Committee explicitly revokes the following, the Committee shall be deemed to have delegated to the Administrator: (i) control of the general day-to-day administration of the Plan; and (ii) the authority to purchase and transfer shares of the Plan with all powers necessary to enable it to carry out its duties in that respect.

The Andersons, Inc. | 2023 Proxy Statement | 59

iii.The Administrator shall control the operation of the Plan including, but not limited to, the power to: (i) subject to Section 5.2 hereof, determine eligibility for participation in the Plan; (ii) subject to Section V hereof, prescribe the terms and conditions under which Plan Shares may be purchased under the Plan; (iii) interpret the Plan and adopt rules for the administration and application of the Plan; and (iv) recommend to the Committee amendments and termination of the Plan as set forth in Section IX.

b.Decisions Binding. All determinations and decisions made by the Committee and the Administrator shall be final, conclusive, and binding on all persons, and shall be given the Maximum deference permitted by law.

SECTION IV
Number of Shares under the Plan

a.Shares Subject to Plan. The Company shall reserve 270,000 Common Shares plus the number of Common Shares still available for issuance under the Plan immediately prior to the Effective Date (collectively the "Plan Shares") for issuance to and purchase by Employees under this Plan, subject to adjustment pursuant to Section 4.2 hereof. Plan Shares may be Common Shares now or hereafter authorized yet unissued or Common Shares already authorized, issued, and owned or purchased by the Company. If and to the extent that any right to purchase Plan Shares shall not be exercised by any Participant for any reason, or if such right to purchase shall terminate as provided herein, Plan Shares that have not been allocated to such Participant under the Plan shall again become available for allocation to Participants as provided herein.

b.Change in Capitalization. In the event of a change in the capitalization of the Company due to a share split, share dividend, recapitalization, merger, consolidation, combination, or similar event or as in its sole discretion it may deem appropriate, the aggregate number of Plan Shares and the terms of any existing offering shall be adjusted by the Board to reflect such change.

SECTION V
Participation and Plan Operation

a.Offering Period. The Plan shall operate on a calendar year basis (with each calendar year constituting an "Offering Period"). Unless otherwise determined by the Committee, the Offering Period begins on the first day of January of each year and ends on the 31st day of December.

b.Eligible Employees. All Employees of the Company shall be eligible to participate in the Plan, unless otherwise prohibited by applicable law.

c.Enrollment in the Plan.

i.An Employee may elect to participate in an Offering Period through the provider of administrative services by enrolling online, via the telephone, or via a paper application. The enrollment must be completed not less than ten (10) business days prior to the first day of such Offering Period

The Andersons, Inc. | 2023 Proxy Statement | 60

ii.Each Participant shall designate at enrollment the percentage of Compensation that he or she elects to have withheld for the purchase of Plan Shares with respect to an Offering Period, which contribution amount may be any whole percentage from one percent (1%) up to ten percent (10%) unless otherwise determined by the Committee from time to time.

iii.Payroll deductions shall commence on the first payday following the first day of the applicable Offering Period and shall continue to the end of such Offering Period, subject to contribution changes (if any) permitted under the Plan.

iv.A Participant may cease contributions at any time, annually reenroll in the Plan, or increase or decrease the rate of contribution during the Offering Period enrollment in accordance with the rules and procedures prescribed by the Administrator from time to time.

v.A Participant may increase or decrease the rate of payroll deduction for any subsequent Offering Period by contacting the provider of administrative services via online or telephone not less than ten business days prior to the first day for such subsequent Offering Period.

vi.A Participant's election in effect at the end of an Offering Period shall automatically apply to the next Offering Period (without reenrollment requirements) until the time of such Participant's withdrawal from the Plan, modification pursuant to Section 5.3(e), or the termination of the Plan.

vii.By enrolling in the Plan, a Participant shall be deemed to elect to purchase the Maximum number of Plan Shares that can be purchased with the amount in such Participant's Cash Account as of the Purchase Date; provided, however, that in addition to the limitations on Common Share ownership and other limitations set forth herein, the Committee may establish limitations on the number of Plan Shares which may be purchased by a Participant during the Offering Period.

d.Purchase Price. Unless otherwise specified by the Committee with respect to a certain Offering Period, the purchase price for each Plan Share to be purchased under the Plan in respect of each Offering Period (the "Purchase Price") shall be the lesser of (i) the Fair Market Value of the Common Shares less the Discount to Market as of the first day of such Offering Period or (ii) the Fair Market Value of the Common Shares less the Discount to Market as of the last day of such Offering Period; provided that, in each case, if either the first or last day of such Offering Period occurs on a day on which the stock market is closed, the applicable Fair Market Value measuring date will be the first day prior to such closure on which the stock market is open. The last business day of the Offering Period on which Common Shares are available for purchase shall be the "Purchase Date."

e.Purchase of Plan Shares and Plan Account Administration.

i.The Company will maintain a cash account ("Cash Account") and a share account ("Share Account") in the name of and for the benefit of each Participant, for bookkeeping purposes only. On each payday the amount deducted from each Participant's Compensation will be credited to such Participant's Cash Account.

ii.As of the Purchase Date(s) with respect to each Offering Period, the number of Plan Shares purchased by a Participant during an Offering Period will be determined by
The Andersons, Inc. | 2023 Proxy Statement | 61

converting the Participant's Cash Account balance at each Purchase Date into Plan Shares, based upon the Purchase Price for the Offering Period, and subject to the annual limitation (if any), set by the Committee on the number of Plan Shares that may be purchased by any Participant, the limitations set forth in Section VII hereof, and the limitation on the aggregate number of Common Shares subject to the Plan set forth in Section 4.1 hereof. In the event purchases by Participants at a particular Purchase Date would exceed such aggregate amount of Common Shares, pro rata allocations will be made among Participants based on the outstanding amount in such Participant's Cash Account. If the Employee's Cash Account has a positive balance at the end of the Offering Period after being reduced by the total purchase price for the Plan Shares issued, the positive balance shall remain in the Employee's Cash Account.

iii.As soon as practicable after all necessary Plan Shares have been purchased by the Administrator (or its agent) for the benefit of Participants, or issued by the Company to Participants, the Administrator shall allocate such Shares to each Participant's Share Accounts in the following manner: allocate full Plan Shares to the Share Accounts of the individual Participants to the extent of the balances in their respective Cash Accounts. Each Cash Account will be charged with its pro rata share of the cost to Participants of all Plan Shares so allocated.

iv.No interest shall be paid or accrued with respect to any Participant's Cash Account.

v.Cash dividends attributable to Plan Shares held in a Participant's Share Account as of the record date for which such cash dividend is declared will be deposited into the Participant's Share Account. Participants can request to have cash dividends sent to them by contacting the provider of administrative services via online or phone representative. Share dividends or share splits attributable to Plan Shares allocated to a Participant's Share Account as of the record date for which such dividend or split is declared will be credited to Participant's Share Accounts as of the effective date of such split. All other distributions attributable to Plan Shares allocated to a Participant's Share Account will be distributed to such Participant pro rata in a manner to be determined by the Administrator, consistent with the terms hereof; provided such manner treats all holders of Plan Shares equally with respect to such distribution. No person shall have any right to sell, assign, mortgage, pledge, hypothecate or otherwise encumber any of the Plan Shares allocated to a Participant's Share Account.

vi.The Plan Shares purchased on behalf of a Participant shall be registered in the name of the Participant with the Administrator.

vii.On each Purchase Date, the amount in a Participant's Cash Account shall be charged with the aggregate Purchase Price of the largest number of whole Common Shares that can be purchased with such amount. Unless otherwise provided by the Committee, the number of Common Shares purchased by each Participant on the Purchase Date shall be deposited into an account established in the Participant's name with the share brokerage or other financial services firm designated by the Committee (the "Designated Broker"). The balance, if any, in such Cash Account shall be carried forward to the next succeeding Offering Period; provided that any payroll deductions accumulated in a Participant's Cash Account that are not applied toward the purchase of shares on a Purchase Date due to limitations imposed by this Plan shall be returned to the Participant.
The Andersons, Inc. | 2023 Proxy Statement | 62

viii.With respect to any Offering Period, the Administrator may require that the Common Shares be retained with the Designated Broker for a specified period of time before the Participant may sell or dispose of such Common Shares.

f.Impact of Cessation of Contributions. In the event that a Participant elects to cease contributions during an Offering Period the cash in such Participant's Cash Account will automatically be distributed to the Participant with no interest payment, subject to any applicable administrative processing fees. Such cash payment will be made as soon as administratively practical following this election and the Participant may not reenter the Plan until the next Offering Period.
g.Termination of Employment.

i.In the event of termination of employment for reasons other than death or disability:(i) the Plan Shares contained in a Participant's Share Account will automatically be distributed to the Participant; and (ii) the cash in such Participant's Cash Account will automatically be distributed to the Participant with no interest payment.

ii.In the event of termination of employment due to death or disability, the Participant (or his or her beneficiary in the event of death) may elect in writing to receive his or her Cash Account balance in cash with no interest payment, or to have the balance contained in his or her Cash Account applied toward the purchase of Plan Shares on the next applicable Purchase Date.

SECTION VI
Rights Not Transferable

The rights and interests of any Participant in the Plan, including any right to purchase Plan Shares, shall not be transferable other than by will or the applicable laws of descent and distribution and any such right to purchase shall be exercisable only during the lifetime of such Participant, and then only by such Participant.

SECTION VII
Limitations on Share Ownership

Notwithstanding any provision herein to the contrary, no Participant shall have a right to purchase Plan Shares if either:

a.such Participant would, immediately after electing to purchase such shares, own Common Shares possessing 5% or more of the total combined voting power or value of all classes of capital shares of the Company or any of its Subsidiaries, as defined by Section 424(f) of the Code; or

b.the rights of such Participant to purchase Plan Shares would accrue at a rate that exceeds $25,000 of Fair Market Value of such Plan Shares (determined at the time or times such rights are granted) for each calendar year for which such rights are outstanding at any time.

For purposes of the foregoing clause (a), ownership of Common Shares shall be determined by the attribution rules of Section 424(d) of the Code and Participants shall be considered to own any Common Shares which they have a right to purchase under the Plan or any other share option agreement with the Company.
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SECTION VIII
Miscellaneous Provisions

a.Continued Employment. Nothing in the Plan shall be construed to give any Employee the right to be retained in the employ of the Company or to affect the right of the Company or a Participant to terminate such employment at any time with or without cause.

b.Rights as Shareholder. A Participant shall have no rights as a shareholder with respect to any Plan Shares which he or she may have a right to purchase under the Plan until the date such shares are registered in the name of such Participant or in the name of a Nominee on behalf of such Participant.

c.Rights to Purchase Shares. Each right to purchase Plan Shares under the Plan shall be subject to the requirement that if at any time the Committee or the Administrator shall determine that the listing, registration or qualification of such right to purchase or the Plan Shares subject thereto upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, such right to purchase or the issue of Plan Shares pursuant thereto, then, anything in the Plan to the contrary notwithstanding, no such right to purchase may be exercised in whole or in part, and no Plan Shares shall be issued, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free from any conditions not reasonably acceptable to the Committee and the Administrator. The Administrator is authorized upon the advice of counsel to make such amendments to the Plan as may be necessary or desirable to facilitate obtaining an effective registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering Plan Shares issued pursuant hereto.

SECTION IX
Amendment or Termination of the Plan

a.Amendment. The Board may, at any time and from time to time, amend, modify or suspend the Plan, but no such amendment, modification or suspension without the approval of the shareholders shall:

i.increase the Maximum number (determined as provided in the Plan) of Plan Shares, other than as provided in Section 4.2 hereof;

ii.permit the issuance of any Plan Shares at a Purchase Price less than that provided in the Plan as approved by the shareholders;

iii.cause the Plan to fail to meet the requirements of an "employee stock purchase plan" under Section 423 of the Code.

b.Termination. This Plan shall terminate upon the adoption of a resolution of the Board terminating the Plan. No termination of the Plan shall materially alter or impair the right of any Participant to receive the amounts in his or her Cash Account and Share Account without his or her consent. In the event of a termination of the Plan, (i) the Plan Shares contained in a Participant's Share Account will automatically be distributed to the Participant and (ii) the cash in such Participant's Cash Account will automatically be
The Andersons, Inc. | 2023 Proxy Statement | 64

distributed to the Participant with no interest payment. All other distributions to Participants or actions necessitated by such termination shall be allocated among all Participants, pro rata according to the amounts in their Cash Accounts and Share Accounts, in a manner to be determined by the Administrator, consistent with the terms hereof, provided such manner treats all Participants equally with respect to such distribution.

SECTION X
Legal

a.Local Laws and Sub-Plans. The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws or procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of Plan Share certificates, all of which may vary from location to location. The Committee may also adopt sub-plans applicable to particular subsidiaries or locations. The rules of such sub-plans may take precedence over other provisions of the Plan, with the exception of Section 4.1, but unless superseded by the terms of such sub- plan, the provisions of this Plan shall govern the operation of such sub-plan.

b.Currency Conversions. The Committee shall have the sole discretion to determine the foreign exchange rate used to convert the Participant's contributions into U.S. dollars. Such conversion shall take place on or around the date as of which Plan Shares are purchased (and as close to that date as administratively practicable).
The Andersons, Inc. | 2023 Proxy Statement | 65

APPENDIX B

The Andersons, Inc.
Adjusted Net Income from Continuing Operations Attributable to The Andersons, Inc.
A non-GAAP financial measure
(unaudited)

	Twelve months ended December 31,
(in millions, except for per share data)	2022	2021	2020
Net income (loss) from continuing operations	$155.0	$131.5	$(16.2)
Net income (loss) attributable to noncontrolling interests	35.9	31.9	(21.9)
Net income from continuing operations attributable to The Andersons, Inc.	119.1	99.6	5.7
Adjustments:
Damaged inventory	16.0	—	—
Asset impairment	9.0	8.3	—
Impairment on equity method and cost method investments	4.5	2.8	—
Gain on sale of assets	(3.8)	—	—
Transaction related stock compensation	—	1.3	4.2
Gain on sale of a business	—	(14.6)	—
Severance costs	—	—	6.1
Legacy Rail segment impact	—	—	5.5
Income tax impact of adjustments(1)	(5.3)	0.3	(3.9)
Total adjusting items, net of tax	20.4	(1.9)	11.9
Adjusted net income (loss) from continuing operations attributable to The Andersons, Inc.	$139.5	$97.7	$17.6

Diluted earnings per share attributable to The Andersons, Inc. common shareholders from continuing operations	$3.46	$2.94	$0.17

Impact on diluted earnings (loss) per share from continuing operations	$0.59	$(0.06)	$0.36
Adjusted diluted earnings per share attributable to The Andersons, Inc. common shareholders from continuing operations	$4.05	$2.88	$0.53
(1) The income tax impact of adjustments is taken at the statutory tax rate of 25% with the exception of the impairment on the equity method investment of $4.5 million for the twelve months ended December 31, 2022, which had no tax impact.

The Andersons, Inc. | 2023 Proxy Statement | 66

The Andersons, Inc.
Adjusted Pretax Income from Continuing Operations Attributable to The Andersons, Inc.
A non-GAAP financial measure
(unaudited)

	Twelve months ended December 31,
(in millions)	2022	2021	2020
Income (loss) before income taxes from continuing operations	$194.6	$160.8	$(27.1)
Income (loss) attributable to the noncontrolling interests	35.9	31.9	(21.9)
Pretax income (loss) from continuing operations attributable to The Andersons, Inc.	158.7	128.9	(5.2)
Adjustments:
Damaged inventory	16.0	—	—
Asset impairment	9.0	8.3	—
Impairment on equity method and cost method investments	4.5	2.8	—
Gain on sale of assets	(3.8)	(2.0)	—
USDA Biofuel Producer Program funds(1)	(8.9)	—	—
Transaction related stock compensation	—	1.3	4.2
Gain on sale of a business	—	(14.6)	—
Severance costs	—	—	6.1
Legacy Rail segment impact	—	7.7	5.5
Total adjusting items, net of tax	16.8	3.5	15.8
Adjusted pretax income from continuing operations attributable to The Andersons, Inc.	$175.5	$132.4	$10.6
(1) In 2022, the USDA as a part of the Biofuel Producer Program, created under the CARES Act, provided funding to help lower costs and support biofuel producers who faced unexpected market losses due to the COVID-19 pandemic. Under this program The Andersons Marathon Holdings LLC ("TAMH') and ELEMENT LLC ("ELEMENT") received $13.3 million and $4.3 million, respectively. As the Company owns 50.1% of TAMH and 51% of ELEMENT this adjustment was reduced by the amount attributable to the noncontrolling interests that would already be removed through "Income (loss) attributable to the noncontrolling interests" in the table above.
The Andersons, Inc. | 2023 Proxy Statement | 67

The Andersons, Inc.
Adjusted Pretax Income from Continuing Operations Attributable to The Andersons, Inc. - Segment Data
A non-GAAP financial measure
(unaudited)

	Twelve months ended December 31, 2022
(in thousands)	Trade	Renewables	Plant Nutrient	Other	Total
Income (loss) before income taxes from continuing operations	$95,225	$108,221	$39,162	$(48,026)	$194,582
Income attributable to the noncontrolling interests	—	35,899	—	—	35,899
Pretax income (loss) from continuing operations attributable to The Andersons, Inc.	95,225	72,322	39,162	(48,026)	158,683
Adjustments:
Damaged inventory	15,993	—	—	—	15,993
Asset impairment	9,000	—	—	—	9,000
Impairment on equity method and cost method investments	4,455	—	—	—	4,455
Gain on sale of assets	(3,762)	—	—	—	(3,762)
USDA Biofuel Producer Program funds(1)	—	(8,878)	—	—	(8,878)
Total adjusting items, net of tax	25,686	(8,878)	—	—	16,808
Adjusted pretax income (loss) from continuing operations attributable to The Andersons, Inc.	$120,911	$63,444	$39,162	$(48,026)	$175,491

(in thousands)	Adjusted Pretax Income
Trade and Processing(2)	$184,355
Nutrient and Industrial(3)	39,162
Other	(48,026)
Total	$175,491
(1) In 2022, the USDA as a part of the Biofuel Producer Program, created under the CARES Act, provided funding to help lower costs and support biofuel producers who faced unexpected market losses due to the COVID-19 pandemic. Under this program The Andersons Marathon Holdings LLC ("TAMH') and ELEMENT LLC ("ELEMENT") received $13.3 million and $4.3 million, respectively. As the Company owns 50.1% of TAMH and 51% of ELEMENT this adjustment was reduced by the amount attributable to the noncontrolling interests that would already be removed through "Income (loss) attributable to the noncontrolling interests" in the table above.
(2) Trade & Processing represents the reportable business segments of Trade and Renewables.
(3) Nutrient & Industrial represents the reportable business segment of Plant Nutrient.
The Andersons, Inc. | 2023 Proxy Statement | 68

Your **Vote** Counts!

THE ANDERSONS, INC.

2023 Annual Meeting
Vote by May 4, 2023 11:59 PM ET. For shares held in a Plan, vote by May 2, 2023 11:59 PM ET.

THE ANDERSONS, INC.
P.O. BOX 119
MAUMEE, OH 43537
ATTN: MEGAN GROOMS

V00542-P83717-Z84065

You invested in THE ANDERSONS, INC. and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy material for the shareholder meeting to be held on May 5, 2023.**

Get informed before you vote

View the Notice and Proxy Statement, Annual Report, and Form 10-K online OR you can receive a free paper or email copy of the material(s) by requesting prior to April 21, 2023. If you would like to request a copy of the material(s) for this and/or future shareholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

For complete information and to vote, visit **www.ProxyVote.com**

Control #

Smartphone Users

Point your camera here and vote without entering a control number

Vote Virtually at the Meeting*

May 5, 2023
8:00 AM, EDT

Virtually at:
www.virtualshareholdermeeting.com/ANDE2023

*Please check the meeting materials for any special requirements for meeting attendance.

V1.1

Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming shareholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items	Board Recommends
1. Election of Directors **Nominees:** 01) Patrick E. Bowe 02) Michael J. Anderson Sr. 03) Gerard M. Anderson 04) Steven K. Campbell 05) Gary A. Douglas 06) Pamela S. Hershberger 07) Catherine M. Kilbane 08) Robert J. King Jr. 09) Ross W. Manire 10) John T. Stout Jr.	For
2. The approval of the 2004 Employee Share Purchase Plan, Restated and Amended January 2023.	For
3. An advisory vote on executive compensation, approving the resolution provided in the proxy statement.	For
4. An advisory vote on whether future advisory votes on executive compensation should occur every year, every two years, or every three years.	Every Year
5. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year ending December 31, 2023.	For

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click "Sign up for E-delivery."

V00543-P83717-Z84065

The Andersons

THE ANDERSONS, INC.
P.O. BOX 119
MAUMEE, OH 43537
ATTN: MEGAN GROOMS

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 4, 2023 for shares held directly and by 11:59 p.m. Eastern Time on May 2, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 4, 2023 for shares held directly and by 11:59 p.m. Eastern Time on May 2, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

During the Meeting – Go to www.virtualshareholdermeeting.com/ANDE2023
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V00536-P83717-Z84065

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE ANDERSONS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Patrick E. Bowe
02) Michael J. Anderson Sr.
03) Gerard M. Anderson
04) Steven K. Campbell
05) Gary A. Douglas
06) Pamela S. Hershberger
07) Catherine M. Kilbane
08) Robert J. King Jr.
09) Ross W. Manire
10) John T. Stout Jr.

The Board of Directors recommends you vote FOR the following proposals 2, 3, and 5 and for Every Year for proposal 4.

	For	Against	Abstain
2. The approval of the 2004 Employee Share Purchase Plan, Restated and Amended January 2023.	☐	☐	☐
3. An advisory vote on executive compensation, approving the resolution provided in the proxy statement.	☐	☐	☐

	Every year	Every two years	Every three years	Abstain
4. An advisory vote on whether future advisory votes on executive compensation should occur every year, every two years, or every three years.	☐	☐	☐	☐

	For	Against	Abstain
5. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year ending December 31, 2023.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

V00537-P83717-Z84065

THE ANDERSONS, INC.
Virtual Annual Meeting of Shareholders
May 5, 2023 8:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Michael T. Hoelter and Steven D. McGrew, and each of them individually, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote all of the shares of stock of THE ANDERSONS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/ANDE2023 at 8:00 AM, EDT on May 5, 2023, and any adjournment or postponement thereof, as designated on the reverse side of this proxy card and, in their discretion, upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side